Filed pursuant to Rule 424(b)(5)
Registration No. 333-254538
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series B common stock, no par value (which may be represented by American Depositary Shares)(1)	22,441,932	US$50(2)	US$1,122,096,600(2)	US$122,421(2)
Rights to purchase shares of Series B common stock (including in the form of American Depositary Shares)(1)(3)	22,441,932	—(3)	—(3)	—(3)

(1)
American Depositary Shares issuable on deposit of the shares of Series B common stock registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-187744) or will be registered under a future registration statement on Form F-6. Each American depositary share represents one share of Series B common stock.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Such estimate is based on the subscription price of US$50.00 per share.

(3)
No separate consideration will be received by the registrant for the rights offered hereby.

 Filed pursuant to Rule 424(b)(2)
 Registration Statement No. 333-254538
PROSPECTUS SUPPLEMENT
To Prospectus dated March 19, 2021
Sociedad Química y Minera de Chile S.A.
Shares of Series B Common Stock (including Shares represented by American Depositary Shares) Rights to Subscribe for Shares of Series B Common Stock

We are offering to our common stockholders transferable rights to subscribe for 22,441,932 new shares of Series B common stock, including shares of Series B common stock represented by American Depositary Shares, or ADSs.
This offering is part of a capital increase approved by our shareholders on January 22, 2021 for up to US$1.1 billion, subject to certain exceptions. All of the shares of Series B common stock issued in connection with the capital increase are subject to a statutory preemptive rights offering under Chilean law. These shares of Series B common stock are being made available first in the statutory preemptive rights offering. See “Rights Offerings — Statutory Preemptive Rights Offering.”
Under Chilean law, each existing share of our Series B common stock is entitled to subscribe for a proportionate share of the new Series B shares issued in the capital increase (a fraction equal to the 22,441,932 new shares divided by the 120,376,972 existing Series B shares, or 0.186430441 new Series B shares per existing Series B share expressed as a decimal number). Each Series B share of our common stock held of record as of 12:00 midnight (the end of the day) (Santiago, Chile time) on March 20, 2021 entitles its holder to 0.186430441 of a transferable preemptive right to subscribe for newly issued Series B shares of our common stock (a “Preemptive Share Right”). Each full Preemptive Share Right entitles the holder to subscribe for one new Series B share of our Series B common stock at a share subscription price of US$50.00 per share, payable in cash in U.S. dollars, or at the option of the holder, the Chilean peso equivalent of the share subscription price (based on the dólar observado in effect on the subscription and payment date, as reported by the Central Bank of Chile). One full Preemptive Share Right is required to subscribe for one new Series B share of our common stock at the share subscription price. We will only accept subscriptions for whole shares of our Series B common stock and will truncate any subscriptions submitted with respect to fractional rights to the nearest whole number of Preemptive Share Rights that may be exercised.
The dealer managers listed below will provide marketing and solicitation services in connection with the rights offering, and may also act as placement agents with respect to any shares that are not subscribed for in the rights offering. The dealer managers are not acting as underwriters in connection with the rights offering. The underwriters named in this prospectus supplement may underwrite up to a number of Series B shares in the form of ADSs that are not subscribed for in the rights offering. However, the underwriters are not obligated to purchase any Series B shares or ADSs from us on a firm commitment basis unless we and the underwriters determine to enter into a binding agreement after the expiration of the rights offering. The price per Series B share in such underwritten offering, if any, will be no less than US$50.00 per share. See “Dealer Managers, Placement Agents and Underwriters.”
We will also arrange to make available to holders of ADSs (each ADS representing one share of Series B common stock) transferable preemptive rights to subscribe for newly issued Series B shares to be represented by new ADSs (“Preemptive ADS Rights”) at the rate of 0.186430 Preemptive ADS Rights for each ADS held of record at 5:00 p.m. (New York City time) on March 30, 2021. Each full Preemptive ADS Right entitles the holder to subscribe for one new ADS at a subscription price of US$50.00 per ADS. Subscribing Preemptive ADS Rights holders must also pay certain fees as described in this prospectus supplement. Payments must be made in cash only in U.S. dollars. One full Preemptive ADS Right is required to subscribe for one new ADS at the ADS subscription price. We will only accept subscriptions for whole numbers of new ADSs.
The statutory preemptive rights offering of new Series B shares by means of Preemptive Share Rights distributed to holders of our Series B common stock will commence on March 26, 2021 and will expire at 12:00 midnight (the end of the day) (Santiago, Chile time) on April 24, 2021. The offering of new ADSs by means of Preemptive ADS Rights distributed to holders of ADSs will commence on March 31, 2021 and will expire at 5:00 p.m. (New York City time) on April 19, 2021.

The Preemptive Share Rights are transferable and will be listed on the Bolsa de Comercio de Santiago, Bolsa de Valores (the “Santiago Stock Exchange”), and the Bolsa Electrónica de Chile, Bolsa de Valores (the “Chilean Electronic Stock Exchange” and together with the Santiago Stock Exchange, the “Chilean Stock Exchanges”). Trading in the Preemptive Share Rights on such exchanges is expected to commence on March 26, 2021 and continue until April 23, 2021.
The Preemptive ADS Rights are transferable and are expected to be admitted for trading on the New York Stock Exchange (the “NYSE”), subject to the Preemptive ADS Rights being “in-the-money” at the commencement of trading. Trading in the Preemptive ADS Rights on the NYSE is expected to commence on a “when-issued” basis on March 26, 2021 and continue until April 14, 2021.
ADSs representing shares of our Series B common stock are traded on the NYSE under the symbol “SQM” and our Series A and Series B shares of common stock are traded on the Chilean Stock Exchanges under the symbol “SQM-A” and “SQM-B”, respectively. On March 25, 2021, the closing prices on the NYSE per ADS and the Santiago Stock Exchange per Series B share were US$52.59 and Ch$38,269, respectively.

Investing in our Series B common stock involves certain risks. See “Risk Factors” beginning on page S-22 of this prospectus supplement and the risk factors contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase our Series B common stock.

	Subscription Price		Proceeds to Company(1)
Per new share of Series B common stock	US$	50.00	US$	50.00
Per new ADS(2)	US$	50.00(3)	US$	50.00
Total offering(4)	US$	1,122,096,600	US$	1,122,096,600

(1)
Before deducting transaction expenses and commissions payable by the Company.

(2)
American Depositary Shares issuable on deposit of shares of Series B common stock registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-187744) or will be registered under a further registration statement on Form F-6. Each American Depositary Share represents one share of Series B common stock.

(3)
In addition, subscribing holders of Preemptive ADS Rights must pay an issuance fee of US$0.05 per new ADS subscribed.

(4)
Includes shares of Series B common stock and ADSs.

For information regarding the offers, contact Georgeson LLC, the Information Agent, at 1-888-505-6583 (U.S. and Canada toll free) or +1-781-575-2137 (International collect).
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
We and our common stock have been registered with the Comisión para el Mercado Financiero (the Chilean Financial Market Commission, or the “CMF”). The CMF has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus or the Spanish language prospectus used in Chile is truthful or complete.
Global Coordinators
BofA Securities	J.P. Morgan	BTG Pactual
Bookrunner
Larraín Vial
The date of this prospectus supplement is March 26, 2021.

PROSPECTUS SUPPLEMENT
PROSPECTUS

In making your investment decision, you should rely on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the United States Securities and Exchange Commission (“SEC”). We have not authorized anyone to provide any information that is different or in addition to the information provided herein and we do not take any responsibility for, and can provide no assurance regarding the reliability of, any information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date of the document or that

i

the information we have filed and will file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is a supplement to the accompanying prospectus, dated March 19, 2021, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our Series B common stock. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our Series B common stock and other information you should know before investing in our Series B common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus, the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.
Before you invest in our Series B common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.
This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by other companies or us. All such trademarks, service marks and trade names are the property of their respective owners.
Unless the context otherwise requires, references in this prospectus supplement to “SQM,” the “Company,” “we,” “us” and “our” are to Sociedad Química y Minera de Chile S.A. and its consolidated subsidiaries. The term “you” refers to a prospective investor.

PRESENTATION OF INFORMATION
Financial Information
In this prospectus supplement, unless otherwise specified, references to “U.S. dollars” or “US$,” are to dollars of the United States of America; references to “pesos” or “Ch$” are to Chilean pesos, the legal currency of Chile; references to “ThUS$” are to thousands of United States dollars, references to “ThCh$” are to thousands of Chilean pesos; and references to “UF” are to Unidades de Fomento. The UF is an inflation-indexed, peso-denominated unit that is linked to, and adjusted daily to reflect changes in, the previous month’s Chilean consumer price index. The UF is adjusted in monthly cycles. Each day in the period beginning on the tenth day of the current month through the ninth day of the succeeding month, the nominal peso value of the UF is indexed in order to reflect a proportionate amount of the change in the Chilean CPI during the prior calendar month. As of December 31, 2020, one UF was equivalent to Ch$29,066.58. The U.S. dollar equivalent of one UF was US$40.89 as of December 31, 2020, using the U.S. dollar observed exchange rate (dólar observado) (the “Observed Exchange Rate”) reported by the Central Bank of Chile (Banco Central de Chile) as of December 31, 2020 of Ch$710.95 per US$1.00. The Observed Exchange Rate, which is reported by the Central Bank of Chile and published daily on its webpage, is the weighted average exchange rate of the previous business day’s transactions in the Formal Exchange Market. Unless the context specifies otherwise, all amounts translated from Chilean pesos to U.S. dollars or vice versa, or from UF to Chilean pesos, have been carried out at the rates applicable as of December 31, 2020.
Our functional currency is the U.S. dollar, and therefore our consolidated financial statements and other financial information concerning us included in this prospectus supplement are presented in U.S. dollars.
We have prepared our consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).
This prospectus supplement may contain translations of certain Chilean peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, the Chilean peso equivalent for information in U.S. dollars is based on the Observed Exchange Rate for December 31, 2020. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. No representation is made that the Chilean peso or U.S. dollar amounts shown in this prospectus supplement could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at such rate or at any other rate.
Technical Terms
We use the metric system of weights and measures in calculating our operating and other data. The United States equivalent units of the most common metric units used by us are as shown below:
1 kilometer equals approximately 0.6214 miles
1 meter equals approximately 3.2808 feet
1 centimeter equals approximately 0.3937 inches
1 hectare equals approximately 2.4710 acres
1 metric ton (“MT” or “metric ton”) equals 1,000 kilograms or approximately 2,205 pounds.
Rounding
Figures included in this prospectus supplement have been rounded for ease of presentation. Because of this rounding, it is possible that amounts in tables may not add up to the same amounts as the sum of the entries.
Market and Industry Data
This prospectus supplement contains data related to the economic conditions in the markets in which we operate. Unless otherwise indicated, the information in this prospectus supplement concerning economic conditions is based on publicly available information from third-party sources which we believe to be reasonable. Although we have no reason to believe any of this information or these reports are inaccurate in any material respect, we have not, and the dealer managers, placement agents, if any, and underwriters, if any, have not, independently verified the competitive position, market share and market size or market growth data provided by third parties or by industry or general publications. The economic conditions in the markets in which we operate may deteriorate, and those economies, the industries related to our core businesses and associated market demand may not grow at the rates projected by market data, or at all. The deterioration of the economic conditions in the markets in which we operate may have a material adverse effect on our business, results of operations, financial condition and the market price of our securities.

WHERE YOU CAN FIND MORE INFORMATION
We file annual and current reports and other information, including the registration statement of which this prospectus supplement is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov. Information about us, including our SEC filings, is also available on our website at www.sqm.com. We are an issuer in Chile of securities registered with the CMF. Shares of our Series B common stock are traded on the Chilean Stock Exchanges under the symbol “SQM-B.” Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) with the CMF and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.sqm.com and www.cmfchile.cl. The information contained on and linked from our website or the CMF website is not incorporated by reference into this prospectus supplement.

INCORPORATION BY REFERENCE
We are “incorporating by reference” in this prospectus supplement specified documents filed with the SEC, which means:
•
incorporated documents are considered part of this prospectus supplement;

•
we are disclosing important information to you by referring you to those documents; and

•
information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference into this prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded).

We incorporate by reference the documents listed below and any future Annual Reports on Form 20-F and Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus are a part) that we file with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement:
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Our Annual Report on Form 20-F for the year ended December 31, 2020 (the “2020 Form 20-F”);

•
Our Reports on Form 6-K filed with the SEC on March 23, 2021 (the “March 23, 2021 Form 6-K”) and March 25, 2021 (the “March 25, 2021 Form 6-K”); and

•
The description of our Series B shares and ADSs set forth in our Registration Statement on Form F-1 (Registration Number 33-65728), filed with the SEC, which description is incorporated by reference in our registration statement on Form 8-A (Registration Number 1-12250), filed pursuant to Section 12 of the Exchange Act, and any subsequent amendment or report filed for the purpose of updating any such description.

Except for any Reports on Form 6-K specifically listed or described above, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Sociedad Química y Minera de Chile S.A., El Trovador 4285, 10th Floor, Las Condes, Santiago, Chile, Attention: Investor Relations, +562 2425-2000 or via e-mail to ir@sqm.com.
In accordance with Chilean laws and regulations, documents, reports and other information relating to the capital increase have been made publicly available to the shareholders of SQM on SQM’s website at www.sqm.com, under the heading “Capital Increase” in the “Investors — Events and Presentations” section. The information contained on and linked from the Company’s website is not incorporated by reference into this prospectus supplement.

FORWARD-LOOKING STATEMENTS
This prospectus supplement and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements are not based on historical facts and reflect our expectations for future events and results. Words such as “believe,” “expect,” “predict,” “anticipate,” “intend,” “estimate,” “should,” “may,” “likely,” “could” or similar expressions may identify forward-looking information. These statements appear throughout this prospectus supplement and the documents incorporated herein by reference and include statements regarding the intent, belief or current expectations of the Company and its management, including but not limited to any statements concerning:
•
trends affecting the prices and volumes of the products we sell and the effects on our results;

•
level of reserves, quality of the ore and brines, and production levels and yields;

•
our capital investment program and financing sources

•
our Sustainable Development Plan;

•
development of new products, anticipated cost synergies and product and service line growth;

•
our business outlook, future economic performance, anticipated profitability, revenues, expenses, or other financial items;

•
the future impact of competition; and

•
regulatory changes.

Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements included in or incorporated by reference into this prospectus supplement. Factors that could cause actual results to differ materially include, but are not limited to:
•
volatility of global prices for our products;

•
political, economic and demographic developments in certain emerging market countries, where we conduct a large portion of our business;

•
the impact of the global novel coronavirus (COVID-19) pandemic, including any new strain and any associated economic downturn on our future operating and financial performance;

•
our ability to timely and efficiently implement any measures that are necessary to combat or reduce the impacts of the COVID-19 pandemic on our business, results of operations, cash flow, prospects, liquidity and financial condition;

•
changes in production capacities;

•
the nature and extent of future competition in our principal markets;

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our ability to implement our capital expenditures program, including our ability to obtain financing on favorable terms when required;

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changes in raw material and energy prices;

•
currency and interest rate fluctuations;

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risks relating to the estimation of our reserves;

•
changes in quality standards or technology applications;

•
adverse legal, regulatory or labor disputes or proceedings;

•
changes in governmental regulations;

•
a potential change of control of our company; and

•
additional risk factors discussed under “Risk Factors” below and under “Item 3. Key Information—Risk Factors” in the 2020 Form 20-F.

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus supplement to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.
For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” and “Forward-Looking Statements” sections and our historical consolidated financial statements and the notes to those financial statements, before making an investment decision.
Our Company
We believe that we are the world’s largest producer of potassium nitrate and iodine and one of the world´s largest lithium producers. We also produce specialty plant nutrients, iodine derivatives, lithium derivatives, potassium chloride, potassium sulfate and certain industrial chemicals (including industrial nitrates and solar salts). Our products are sold in approximately 110 countries through our worldwide distribution network, with 91% of our sales in 2020 derived from countries outside Chile.
For the year ended December 31, 2020, we had revenues of US$1,817.2 million, gross profit of US$482.9 million and profit attributable to controlling interests of US$164.5 million. Our worldwide market capitalization as of December 31, 2020 was approximately US$11.0 billion.
Our Series A and Series B common stock are listed on the Santiago Stock Exchange. Our ADSs have been listed on the NYSE since 1993. Our ticker symbols on the Santiago Stock Exchange for our Series A and Series B common stock are “SQM-A” and “SQM-B,” respectively, and our ticker symbol on the NYSE for the ADSs is “SQM.”
Our principal executive offices are located at El Trovador 4285, 6th Floor, Las Condes, Santiago, Chile and our general telephone number is +562 2425-2000.
For additional information regarding SQM, see the documents listed under “Incorporation by Reference,” which are incorporated by reference into this prospectus supplement and the accompanying prospectus.
Our Products
Our products are mainly derived from mineral deposits found in northern Chile. We mine and process caliche ore and brine deposits. The caliche ore in northern Chile contains the only known nitrate and iodine deposits in the world and is the world’s largest commercially exploited source of natural nitrates. The brine deposits of the Salar de Atacama, a salt-encrusted depression in the Atacama Desert in northern Chile, contain high concentrations of lithium and potassium, as well as significant concentrations of sulfate and boron.
From our caliche ore deposits, we produce a wide range of nitrate-based products used for specialty plant nutrients and industrial applications, as well as iodine and iodine derivatives. At the Salar de Atacama, we extract brines rich in potassium, lithium, sulfate and boron in order to produce potassium chloride, potassium sulfate, lithium solutions and bischofite (magnesium chloride). We produce lithium carbonate and lithium hydroxide at our plant near the city of Antofagasta, Chile, from the solutions brought from the Salar de Atacama. We market all of these products through an established worldwide distribution network.
Our products are divided into six categories:
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specialty plant nutrients;

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iodine and its derivatives;

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lithium and its derivatives;

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potassium chloride and potassium sulfate;

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industrial chemicals; and

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other commodity fertilizers.

Specialty plant nutrients are premium fertilizers that enable farmers to improve yields and the quality of certain crops. Our main specialty fertilizer is potassium nitrate, which is used primarily in high-value crops. Iodine and its derivatives are mainly used in the X-ray contrast media and biocides industries and in the production of polarizing film, which is an important component in LCD screens. Lithium and its derivatives are mainly used in batteries, greases and frits for production of ceramics. Potassium chloride is a commodity fertilizer that is produced and sold by us worldwide. Potassium sulfate is a specialty fertilizer used primarily for vegetables, fruits and industrial crops. Industrial chemicals have a wide range of applications in certain chemical processes such as the manufacturing of glass, explosives and ceramics. More recently, industrial nitrates are also being used in concentrated solar power plants as a means for energy storage. In addition, we complement our product portfolio through the buying and selling of other fertilizers in Chile and around the world.
Specialty Plant Nutrition:   We produce four main types of specialty plant nutrients which offer nutritional solutions for fertigation, direct soil and foliar fertilizer applications: potassium nitrate, sodium nitrate, sodium potassium nitrate and specialty blends. We also sell other specialty fertilizers including third party products. All of these products are used in either solid or liquid form mainly on high value crops such as fruit, flowers and some vegetables. These fertilizers are widely used in crops that use modern agricultural techniques such as hydroponics, greenhouses and crops with foliar application and fertigation (in the latter case, the fertilizer is dissolved in water before irrigation).
Specialty plant nutrients have certain advantages over commodity fertilizers, such as rapid and effective absorption (without requiring nitrification), superior water solubility, increased soil pH (which reduces soil acidity) and low chloride content. One of the most important products in this business line is potassium nitrate, which is sold in crystalline or prill form, allowing for different application methods. Crystalline potassium nitrate products are ideal for application by fertigation and foliar applications, and potassium nitrate prills are suitable for direct soil applications.
We have developed brands for marketing according to the different applications and uses of our products. Our main brands are: Ultrasol® (fertigation), Qrop® (soil application), Speedfol® (foliar application) and Allganic® (organic agriculture).
The new needs of more sophisticated customers demand that the industry provide integrated solutions rather than individual products. Our products, including customized specialty blends that meet specific needs along with the agronomic service provided, allow us to create plant nutrition solutions that add value to crops through higher yields and better-quality production. Because our products are derived from natural nitrate compounds or natural potassium brines, they have certain advantages over synthetically produced fertilizers. One of the advantages of our products is the presence of certain beneficial trace elements, which makes them more valuable for customers who prefer products of natural origin. As a result, specialty plant nutrients are sold at a premium price compared to commodity fertilizers.
Iodine and its Derivatives:   We believe that we are the world’s leading producer of iodine and iodine derivatives, which are used in a wide range of medical, pharmaceutical, agricultural and industrial applications, including x-ray contrast media, polarizing films for LCD and LED, antiseptics, biocides and disinfectants, in the synthesis of pharmaceuticals, electronics, pigments and dye components.
Lithium and its Derivatives:   We are a leading producer of lithium carbonate, which is used in a variety of applications, including electrochemical materials for batteries used in electric vehicles, portable computers, tablets, cellular telephones and electronic apparatus, frits for the ceramic and enamel industries, heat-resistant glass (ceramic glass), air conditioning chemicals, continuous casting powder for steel extrusion, pharmaceuticals and lithium derivatives. We are also a leading supplier of lithium hydroxide, which is primarily used as an input for the lubricating greases industry and for cathodes for high energy capacity batteries.
Potassium:   We produce potassium chloride and potassium sulfate from brines extracted from the Salar de Atacama. Potassium chloride is a commodity fertilizer used to fertilize a variety of crops including corn, rice, sugar, soybean and wheat. Potassium sulfate is a specialty fertilizer used mainly in crops such as vegetables, fruits and industrial crops.

Industrial Chemicals:   We produce and sell three industrial chemicals: sodium nitrate, potassium nitrate and potassium chloride. Sodium nitrate is used primarily in the production of glass, explosives, and metal treatment, metal recycling and the production of insulation materials, among other uses. Potassium nitrate is used in the manufacturing of specialty glass, and it is also an important raw material for the production of frits for the ceramics, enamel industries, metal treatment and pyrotechnics. Solar salts, a combination of potassium nitrate and sodium nitrate, are used as a thermal storage medium in concentrated solar power plants. Potassium chloride is a basic chemical used to produce potassium hydroxide, and it is also used as an additive in oil drilling as well as in food processing, among other uses.
Other Products and Services:   We also sell other fertilizers and blends, some of which we do not produce. We are the largest company that produces and distributes the three main potassium sources: potassium nitrate, potassium sulfate and potassium chloride.
The following table shows the percentage breakdown of our revenues for 2020, 2019 and 2018 according to our product lines:
	2020	2019	2018
Specialty Plant Nutrition	39%	37%	35%
Iodine and Derivatives	18%	19%	14%
Lithium and Derivatives	21%	26%	32%
Potassium	12%	11%	12%
Industrial Chemicals	9%	5%	5%
Other	2%	2%	2%
Total	100%	100%	100%
Business Strategy
SQM is a global company that develops and produces diverse products for several industries essential for human progress, such as health, nutrition, renewable energy and technology through innovation and technological development. We aim to maintain our leading world position in the lithium, potassium nitrate, iodine and thermo-solar salts markets by:
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Ensuring access to the best assets related to our current business lines by expanding our global presence;

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Actively searching for attractive minerals allowing us diversification opportunities to replicate and expand our existing mining capacities;

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Strengthening our operational, logistical and commercial excellence process from beginning to end, while looking to be a cost leader; and

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Maintaining a conservative financial policy which allows us to successfully endure economic cycles that could impact the markets in which we sell.

We are a dynamic company. In pursuit of our objectives, we expect to acquire and develop projects and interests that are consistent with our existing and new businesses, either alone or with joint venture partners. We may also divest or sell-down interests that we have acquired to deploy funds for other investments or other purposes in pursuit of our objectives or to adjust risk or diversify our asset base.
We are a company built and managed by a culture based on excellence, safety, sustainability and integrity. We work every day to expand this culture through the attraction, retention and development of talent as well encouraging an inclusive and diverse work environment ensuring the unique knowledge and innovation needed to sustain our business. We strive for safe and accident-free operations by promoting conduct that favors the physical safety and psychological well-being of everyone who works directly and indirectly with the Company.
We position ourselves as leaders in sustainability and commit to a sustainable future where we constantly work to responsibly manage natural resources, protect human rights, care for the environment, form close and trusting relationships with our neighboring communities and create value. Within these communities, we support projects and activities with a focus on education, business development, and protection of the environment and historical heritage. We create value for our clients through established commercial models and the production and development of differentiated products that respond to their industry and market specific needs, constantly creating and providing a sustainable improvement in the quality of life. We will continue to create value for all of our stakeholders through responsible management of natural resources, sustainable expansion projects and improvement of our existing operations, with a focus on minimizing our environmental impacts by reducing our carbon, energy and water footprints and working together with our shareholders, employees, customers, suppliers and communities.
Specialty Plant Nutrition
Our strategy in our specialty plant nutrition business is to: (i) leverage the advantages of our specialty products over commodity-type fertilizers; (ii) selectively expand our business by increasing our sales of higher margin specialty plant nutrients based on potassium and natural nitrates, particularly soluble potassium nitrate and specialty blends; (iii) pursue investment opportunities in complementary businesses to enhance our product portfolio, increase production, reduce costs, and add value to the marketing of our products; (iv) develop new specialty nutrient blends produced in our mixing plants that are strategically located in or near our principal markets in order to meet specific customer needs; (v) focus primarily on the markets where we can sell our plant nutrients in soluble and foliar applications in order to establish a leadership position; (vi) further develop our global distribution and marketing system directly and through strategic alliances with other producers and global or local distributors; (vii) reduce our production costs through improved processes and higher labor productivity so as to compete more effectively and (viii) supply a product with consistent quality according to the specific requirements of our customers.
Iodine and its Derivatives
Our strategy in our iodine business is to: (i) reach and maintain a sufficient market share of the iodine market in order to optimize the use of our available production capacity; (ii) encourage demand growth and promote new iodine uses; (iii) participate in iodine recycling projects through the Ajay-SQM Group (“ASG”); (iv) reduce our production costs through improved processes and higher productivity in order to compete more effectively and (v) supply a product with consistent quality according to the requirements of our customers.
Lithium and its Derivatives
Our strategy in our lithium business is to: (i) strategically allocate our sales of lithium carbonate and lithium hydroxide; (ii) encourage demand growth and promote new lithium uses; (iii) selectively pursue opportunities in the lithium derivatives business by creating new lithium compounds; (iv) reduce our production costs through improved processes and higher productivity in order to compete more effectively; (v) supply a product with consistent quality according to the requirements of our customers; (vi) diversify our operations geographically and jurisdictionally; and (vii) diversifying our asset base or adjusting risk by acquiring new projects and interests (either alone or with joint venture partners), divesting existing projects or selling down our interests in projects.
Potassium
Our strategy in our potassium business is to: (i) offer a portfolio of potassium products, including potassium sulfate, potassium chloride and other fertilizers, to our traditional markets; (ii) have flexibility to offer crystalized (standard) or granular (compacted) form products according to market requirements; (iii) focus on markets where we have logistical advantages and synergies with our specialty plant nutrition business and (iv) supply a product with consistent quality according to the specific requirements of our customers.
Industrial Chemicals
Our strategy in our industrial chemical business is to: (i) maintain our leadership position in the industrial nitrates market; (ii) encourage demand growth in different applications as well as exploring new potential applications; (iii) position ourselves as a long-term, reliable supplier for the thermal storage industry, maintaining close relationships with R&D programs and industrial initiatives; (iv) reduce our production costs through improved processes and higher productivity in order to compete more effectively and (v) supply a product with consistent quality according to the requirements of our customers.
New Business Ventures
We constantly evaluate opportunities that are consistent with our existing and new businesses. We seek to acquire interests in projects both inside and outside of Chile where we believe we have sustainable competitive advantages, and we hope to continue doing so in the future.
In addition, we are actively conducting exploration for metallic minerals in the mining properties we own. If such minerals are found, we may decide to exploit, sell or enter into an association to extract these resources. Our exploration efforts are currently focused on the layer of bedrock that lies beneath the caliche ore that we use as the primary raw material in the production of iodine and nitrates. This bedrock has significant potential for metallic mineralization, particularly copper and gold. A significant portion of our mining properties are located in the Antofagasta region of Chile, where many large copper producers operate.
We have an in-house geological exploration team that explores the area directly, identifying drilling targets and assessing new prospects. In 2020, the team identified six new targets and confirmed mineralization in several of the targets. The number of perforated meters reached 433,523 meters and used four machines owned by us. We also have a metal business development team that works to engage partners interested in investing in metal exploration within our mining properties. As of December 31, 2020, we had five option agreements in place with four mining companies and private equity firms. We participated in the formation of two joint ventures as a result of exercising an option agreement with a junior mining company.
Capital Expenditure Program
We regularly review different opportunities to improve our production methods, reduce costs, increase production capacity of existing products and develop new products and markets. Additionally, significant capital expenditures are required every year in order to sustain our production capacity. We are focused on developing new products in response to identified customer demand, as well as new products that can be derived as part of our existing production or other products that could fit our long-term development strategy. Our capital expenditures in Chile have been mainly related to the organic growth and sustainability of our business, including the construction of new facilities and the renovation of plants and equipment. In 2020, we also worked on the expansion of our lithium carbonate and lithium hydroxide capacity in Chile, which we believe will reach 120,000 metric tons and 21,500 metric tons respectively by the end of 2021. We also began expansions related to the mining and production facilities of nitrates and iodine in Chile.
Our capital expenditures for the years ended December 31, 2020, 2019 and 2018 were as follows:
(in millions of US$)	2020	2019	2018
Capital expenditures	322.2	321.3	244.7
During 2020, we had total capital expenditures of US$322.2 million, a decrease compared to the US$450.0 million that was originally expected as a result in the delay of the purchasing of equipment, primarily related to:
•
Capacity expansion projects related to the increase of our lithium carbonate production from 70,000 metric tons per year to 120,000 metric tons per year in Chile;

•
Capacity expansion of lithium hydroxide production from 13,500 metric tons per year to 21,500 metric tons per year in Chile;

•
Optimization projects related to potassium nitrate production plants in Coya Sur; and

•
General maintenance of all production units in order to ensure the fulfillment of production and sales targets.

During 2019, we had total capital expenditures of US$321.3 million, primarily related to:
•
Capacity expansion projects related to the completion of the increase of our lithium carbonate production to 70,000 metric tons per year and the commencement of our lithium carbonate expansion project to reach 120,000 metric tons per year.

•
Capacity expansion of lithium hydroxide production from 13,500 metric tons per year to 21,500 metric tons per year in Chile;

•
Investments to increase iodine capacity to 14,800 metric tons per year in the Nueva Victoria mine; and

•
Capacity expansion and optimization projects related to potassium nitrate production plants II, III and IV in Coya Sur.

During 2018, we had total capital expenditures of US$244.7 million, primarily related to:
•
Capacity expansion projects related to increasing lithium carbonate production to 70,000 metric tons per year and lithium hydroxide production to 13,500 metric tons per year in Chile;

•
Investments to increase iodine capacity to 14,000 metric tons per year in the Nueva Victoria mine;

•
Capacity expansion project related to potassium nitrate production plants III and IV in Coya Sur; and

•
General maintenance of all production units and the Port of Tocopilla in order to ensure the fulfillment of production and sales targets.

We believe that our capital expenditures for 2021 could reach approximately US$500.0 million focused on the maintenance of our production facilities in order to strengthen our ability to meet our production goals and to increase our production capacity, primarily related to lithium carbonate and lithium hydroxide capacity expansions and nitrates and iodine capacity in Chile and development of our lithium project in Australia. We expect our installed capacity of lithium carbonate and lithium hydroxide in Chile to reach approximately 120,000 and 21,500 metric tons respectively by the second half of 2021, an increase of 50,000 metric tons of lithium carbonate and of 8,000 metric tons of lithium hydroxide compared to our current effective capacity. We will also begin the development and purchase of long-lead time equipment in connection with the Mt. Holland lithium project in Western Australia.
The Capital Increase
On January 22, 2021, our shareholders approved an increase in our authorized capital through the issuance of up to 22,442,580 shares of Series B common stock; however, as a result of the exercise of statutory shareholder withdrawal rights, the number of shares of Series B common stock that may be issued in the statutory preemptive rights offering described below was reduced by 648 shares. If fully subscribed in the statutory preemptive rights offering, 22,441,932 new Series B shares would be issued for US$50.00 per share (US$50.00 per ADS) or approximately US$1.1 billion. Since a portion of the proceeds may be received in Chilean pesos, the final value of the proceeds expressed in U.S. dollars will depend, among other factors, on the total number of Series B shares subscribed and paid in Chilean pesos and the prevailing value of the U.S. dollar at the time the proceeds are received (based on the Observed Exchange Rate in effect on the subscription and payment date, as reported by the Central Bank of Chile). Notwithstanding the US$1.1 billion amount specified in the capital increase authorized by our shareholders, to the extent that Preemptive Share Rights and Preemptive ADS Rights are exercised in the statutory preemptive rights offering in an amount such that the proceeds from the issuance of the new shares of Series B common stock and new ADSs would exceed US$1.1 billion, the full number of new Series B shares and new ADSs would be issued, and SQM would retain the proceeds.
Currently, our subscribed and fully paid capital is US$477.4 million consisting of 142,819,552 shares of Series A common stock and 120,376,972 shares of Series B common stock. Following the capital increase, our subscribed and fully paid capital is expected to be approximately US$1,577.4 million consisting of 142,819,552 shares of Series A common stock and 142,818,904 shares of Series B common stock. The 22,441,932 newly authorized shares of Series B common stock issued in the capital increase will have the same rights as the outstanding shares of our Series B common stock already issued. No new Series A common stock will be issued in connection with the capital increase.
Under Chilean law, existing Series B shareholders have preemptive rights to subscribe for additional shares of Series B common stock issued in a capital increase pro rata in proportion to their interest in the company. A statutory preemptive rights offering must be made to existing shareholders for a 30-calendar-day period starting on the date of the publication by the company of a notice in a newspaper with national coverage in Chile of the commencement of the statutory preemptive rights offering period with respect to the newly issued shares of Series B common stock.
We will distribute to our shareholders transferable Preemptive Share Rights to subscribe for the newly authorized shares of Series B common stock, pro rata in proportion to their shareholdings at the Preemptive Share Rights record date. The Preemptive Share Rights may be exercised during the 30-calendar-day statutory preemptive rights offering period in Chile. We will also arrange to distribute to ADS holders transferable Preemptive ADS Rights to subscribe for new ADSs representing newly authorized Series B shares, pro rata in proportion to their ADS holdings at the ADS record date, which may be exercised during the 20-calendar-day preemptive rights offering period in the United States.
Shareholders or ADS holders that do not exercise their Preemptive Share Rights and Preemptive ADS Rights to subscribe for shares of our Series B common stock and ADSs would be subject to dilution of their ownership interest in us. Shareholders and ADS holders that exercise Additional Share Rights and Additional ADS Rights or that purchase additional Preemptive Share Rights or Preemptive ADS Rights in the market or privately and exercise such rights will increase their ownership interest in us.
We are offering up to 22,441,932 shares of Series B common stock, including our Series B common stock represented by ADSs, in the rights offerings to holders of our Series B common stock and of ADSs representing our Series B common stock. We have voluntarily elected to register the rights offerings with the SEC, in order to enable U.S. holders of our Series B common stock and holders of ADSs to participate in the rights offerings.

SUMMARY HISTORICAL FINANCIAL DATA
The following summary historical consolidated financial data as of December 31, 2020 and 2019 and for each year in the three-year period ended December 31, 2020 was derived from the audited consolidated financial statements of SQM included in the 2020 Form 20-F, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary historical consolidated financial data should be read in conjunction with SQM’s Operating and Financial Review and the consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.
Our functional currency is the U.S. dollar, and therefore our consolidated financial statements and other financial information concerning us included in this prospectus supplement are presented in U.S. dollars. We have prepared our consolidated financial statements in accordance with IFRS, as issued by IASB. The Observed Exchange Rate, which is reported by the Central Bank of Chile and published daily on its webpage, is the weighted average exchange rate of the previous business day’s transactions in the Formal Exchange Market. Amounts in the tables are expressed in millions of U.S. dollars, except for ratios, operating data and data for shares and ADS.
The following tables set forth our summary consolidated financial data for the years indicated:
	For the years ended December 31,
(in millions of US$)(1)	2020	2019	2018	2017	2016
Statement of income:
Revenues	1,817.2	1,943.7	2,265.8	2,157.3	1,939.3
Cost of sales(2)	(1,334.3)	(1,383.6)	(1,485.6)	(1,394.8)	(1,328.3)
Gross profit	482.9	560.1	780.2	762.5	611.0
Other income(3)	26.9	18.2	32.0	17.8	15.2
Administrative expenses	(107.0)	(117.2)	(118.1)	(101.2)	(88.4)
Other expenses by function(4)(5) (6) (7) (8)	(99.6)	(26.0)	(36.9)	(53.6)	(82.5)
Other gains (losses)	(5.3)	0.4	6.4	0.5	0.7
Net impairment gains (losses) on reversal on financial assets	4.7	(1.1)	3.0	(8.0)	(7.2)
Finance income	13.7	26.3	22.5	13.5	10.1
Finance costs	(82.2)	(76.9)	(57.8)	(50.1)	(57.5)
Share or profit of associates and joint ventures accounted for using the equity method	8.9	9.8	6.4	14.5	13.0
Foreign currency translation differences	(4.4)	(2.2)	(16.6)	(1.3)	0.5
Profit before taxes(4)	238.5	390.6	621.1	594.6	414.9
Income tax expense	(70.2)	(110.0)	(179.0)	(166.2)	(133.0)
Net profit for the year(4)	168.4	280.6	442.1	428.4	281.9
Net profit attributable to:
Owners of the parent(4)	164.5	278.1	439.8	427.7	278.3
Non-controlling interests	3.8	2.5	2.2	0.7	3.6
Profit for the year(4)	168.4	280.6	442.1	428.4	281.9
Basic earnings per share(9)	0.63	1.06	1.67	1.63	1.06
Basic earnings per ADS(10)	0.63	1.06	1.67	1.63	1.06
Dividends per share(11)(12)	0.81	1.22	2.09	1.84	1.44
Dividends per ADS(11)(12)(13)	0.81	1.22	2.09	1.84	1.44
Weighted average(9)(10) shares outstanding (000s)	263,197	263,197	263,197	263,197	263,197

	As of December 31,
(in millions of US$)	2020	2019	2018	2017	2016
Balance sheet data:
Total assets	4,818.5	4,684.2	4,268.1	4,296.2	4,218.0
Total liabilities	2,655.9	2,549.7	2,130.3	2,048.8	1,910.8
Total equity	2,162.6	2,134.5	2,137.8	2,247.5	2,307.3
Equity attributable to owners of the Parent	2,123.1	2,086.3	2,085.5	2,187.8	2,246.1
Equity attributable to non-controlling interest	39.5	48.2	52.3	59.6	61.2
Share Capital	477.4	477.4	477.4	477.4	477.4

(1)
Except shares outstanding, dividend and net earnings per share and net earnings per American Depositary Share (“ADS”).

(2)
Cost of sales includes the payment obligations under lease contract with Corfo, which includes quarterly lease payments based on product sales from leased mining properties and since 2018, annual contributions to research and development, to local communities, to the Antofagasta Regional Government and to the municipalities of San Pedro de Atacama, María Elena and Antofagasta. The expenses related to Corfo were US$74.4 million in 2020, US$143.9 million in 2019, US$183.0 million in 2018, US$46.3 million in 2017 and US$41.9 million in 2016.

(3)
Other income for 2018 includes pre-tax income of US$14.5 million related to the sale of our interest in the Mínera Exar S.A. lithium project in Argentina.

(4)
Other expenses for 2020 includes a settlement fee related to a class action lawsuit against the Company in the United States which had a one-time, before-tax effect of US$62.5 million.

(5)
Other expenses for 2016 include a charge of US$32.8 million for impairment related to the closing of the train between Coya Sur and Tocopilla. Other expenses for 2016 also include charges of US$30.5 million related to the Company’s agreement with the U.S. Department of Justice and the administrative cease and desist order issued by the U.S. Securities and Exchange Commission in connection with the inquiries arising out of the alleged violations of the books and records and internal controls provisions of the Foreign Corrupt Practices Act. For more information, see “Item 8.A.7 Legal Proceedings” in the 2020 Form 20-F.

(6)
Other expenses for 2017 include a charge of US$20.4 million relating to payment by our subsidiary SQM Salar S.A. to Corfo after entering into the Corfo Arbitration Agreement.

(7)
As a result of the adoption of IFRS 9, a reclassification was made to present gains on reversal (losses) separately from other expenses as function.

(8)
The Company has not conducted any transaction that would give rise to a potential dilutive effect on its earnings per share in any of the indicated years. The total number of outstanding shares as of each period end is the same as the weighted average shares outstanding.

(9)
The calculation of earnings per ADSs and dividends per ADS for the years indicated is based on the ADS ratio of 1:1.

(10)
Dividends are paid from net income as determined in accordance with CMF regulations.

(11)
Dividend amount paid per calendar year to shareholders of the Company.

(12)
Dividend amounts per share paid in Chilean pesos were Ch$654.53 in 2020, Ch$825.53 in 2019, Ch$1,310.05 in 2018, Ch$916.32 in 2017, Ch$993.41 in 2016.

SUMMARY OF THE RIGHTS OFFERINGS
This summary highlights certain information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding to purchase our securities. We urge you to read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” and “Forward-Looking Statements” sections, along with our consolidated financial statements and the notes to those financial statements.
Rights Offerings
On January 22, 2021, our shareholders approved an increase in our authorized capital through the issuance of up to 22,442,580 additional shares of Series B common stock; however, as a result of the exercise of statutory shareholder withdrawal rights, the number of shares of Series B common stock that may be issued in the statutory preemptive rights offering described below was reduced by 648 shares. If fully subscribed in the statutory preemptive rights offering, 22,441,932 new Series B shares would be issued for US$50.00 per share (US$50.00 per ADS) or approximately US$1.1 billion.
As of March 1, 2021, 142,819,552 shares of Series A common stock and 120,376,972 shares of Series B common stock were issued and outstanding, including shares of Series B common stock represented by 55,313,349 outstanding ADSs (equivalent to 21.02% of the total number of issued shares).
Statutory Preemptive Rights Offerings
Preemptive ADS Rights Offering
Preemptive ADS Rights
Offering
Each ADS held of record at 5:00 p.m. (New York City time) on March 30, 2021 (as reflected in the depositary’s books and records) entitles its holder to 0.186430 of a Preemptive ADS Right. One full Preemptive ADS Right is required to subscribe for one new ADS at the subscription price of US$50.00 per new ADS subscribed, plus certain fees as described herein, payable in cash in U.S. dollars. The right to subscribe for new ADSs will be represented by transferable Preemptive ADS Rights. You will only receive a whole number of Preemptive ADS Rights. No fractional Preemptive ADS Rights will be issued. Fractional entitlements to Preemptive ADS Rights will be reduced to the next smaller whole number of Preemptive ADS Rights, without compensation.
We only will accept subscriptions for whole, new ADSs. Our ADS depositary, The Bank of New York Mellon, will also act as the ADS rights agent. See “Rights Offerings — Statutory Preemptive Rights Offering to ADS Holders — ADS Rights Agent.”
Listing of Preemptive ADS
Rights
The Preemptive ADS Rights are expected to be admitted for trading on the NYSE, subject to the Preemptive ADS Rights being “in-the-money” at the commencement of trading.
NYSE trading symbol of Preemptive ADS Rights
SQM RT
CUSIP of Preemptive ADS Rights
833636111
Transferability
Preemptive ADS Rights are transferable. Trading in the Preemptive ADS Rights on the NYSE is expected to commence on a “when-issued” basis on March 26, 2021 and continue until April 14, 2021.

ADSs “ex-rights” date
If you purchase ADSs on or after March 29, 2021, you will not receive Preemptive ADS Rights for such ADSs because you will not be a holder of record at 5:00 p.m. (New York City time) on March 30, 2021 (as reflected in the depositary’s books and records).
Preemptive ADS Rights exercise period
From March 31, 2021 through 5:00 p.m. (New York City time) on April 19, 2021, referred to as the Preemptive ADS Rights expiration date. If you are a registered holder of Preemptive ADS Rights and you wish to subscribe, you must deliver to the ADS rights agent a properly completed Preemptive ADS Rights certificate and full payment of the ADS subscription price, plus certain fees, in each case to be received by 5:00 p.m. (New York City time) on April 19, 2021, or your Preemptive ADS Rights will lapse without value and you will not be able to exercise your rights to subscribe for new ADSs. Deposit in the mail will not constitute delivery to the ADS rights agent. The exercise of Preemptive ADS Rights is irrevocable and may not be canceled or modified.
If you hold your ADSs through a broker or other securities intermediary, you will receive your Preemptive ADS Rights through such broker or other securities intermediary, and to exercise such Preemptive ADS Rights, you will need to make arrangements with your broker or other securities intermediary.
ADS subscription price
US$50.00 per new ADS subscribed. In addition, subscribing Preemptive ADS Rights holders must pay an ADS issuance fee of US$0.05 per new ADS subscribed, for a total deposit amount of US$50.05 per new ADS, payable in U.S. dollars.
Unexercised Preemptive ADS Rights
Preemptive ADS Rights that are not exercised by 5:00 p.m. (New York City time) on April 19, 2021 will expire and have no further rights to purchase ADSs. To the extent any Preemptive ADS Rights expire unexercised, the ADS depositary will attempt to sell the Preemptive Share Rights underlying the unexercised Preemptive ADS Rights on the Chilean Stock Exchanges and will, to the extent successful, convert the proceeds into U.S. dollars and pay the net sales proceeds after deduction of applicable fees of up to US$5.00 for each 100 Preemptive ADS Rights (or portion thereof) held at the date those rights expired and applicable taxes, to the ADS rights agent for distribution to the holders of the unexercised Preemptive ADS Rights on a pro rata basis. If the Preemptive Share Rights underlying such Preemptive ADS Rights cannot be sold, they will expire without value and the corresponding Preemptive Rights will have no further value. Holders of ADSs who transfer or do not exercise their Preemptive ADS Rights will have their percentage ownership interest in us diluted.
New ADSs
The new ADSs issued pursuant to the Preemptive ADS Rights Offering will represent Series B shares that rank equally in all respects with the shares represented by existing ADSs.
Delivery of ADSs
New ADSs will be made available to subscribing holders as soon as practicable after receipt by the ADS depositary (or its agents) of the new Series B shares subscribed from us.

Exchange privileges
You may not exchange Preemptive ADS Rights for Preemptive Share Rights or deposit Preemptive Share Rights for delivery of Preemptive ADS Rights.
Listing of ADSs
The ADSs will be listed for trading on the NYSE.
NYSE trading symbol of ADSs
SQM
ADS rights agent/ADS depositary
The Bank of New York Mellon
Timetable for the Preemptive ADS Rights Offering
Below is the anticipated timetable for the Preemptive ADS Rights Offering, including certain events that have occurred prior to the date of this prospectus supplement:
Action	Estimated date
Trading of Preemptive ADS Rights on the NYSE commences on a “when-issued” basis	March 26, 2021
ADSs trade “ex-rights” on the NYSE	March 29, 2021
ADS Record Date – 5:00 p.m. (New York City time)	March 30, 2021
Commencement date of Preemptive ADS Rights Offering	March 31, 2021
Preemptive ADS Rights certificate sent to ADS holders	On or about March 31, 2021
Preemptive ADS Rights commence trading “regular way” on the NYSE	April 1, 2021
Closing date of trading in Preemptive ADS Rights on the NYSE	April 14, 2021
Preemptive ADS Rights expiration date – 5:00 p.m. (New York City time)	April 19, 2021
ADS rights agent delivers ADS subscription prices for new ADSs subscribed upon exercise of Preemptive ADS Rights	On or about April 21, 2021
Final Preemptive Share Rights subscription settlement date in Chile	April 26, 2021
Distribution by ADS rights agent and DTC of new ADSs in settlement of Preemptive ADS Rights Offering	On or about April 27, 2021
Preemptive Share Rights Offering
Preemptive Share Rights
Offering
Holders of our Series B common stock will receive 0.186430441 transferable Preemptive Share Rights for each share of common stock held of record as of 12:00 midnight (the end of the day) (Santiago, Chile time) on March 20, 2021. One full Preemptive Share Right is required to subscribe for one new Series B share at the subscription price of US$50.00 per new share, payable in cash in U.S. dollars, or at the option of the holder, the Chilean peso equivalent of the share subscription price (based on the Observed Exchange Rate in effect on the subscription and payment date, as reported by the Central Bank of Chile).
We will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of Preemptive Share Rights will lose the value of any rights held by them in excess of the highest multiple of Preemptive Share Rights that will entitle them to whole new shares, unless they sell such fractional Preemptive Share Rights. Holders of Preemptive Share Rights must pay the share subscription price for the full amount of new Series B shares for which they are subscribing at the date of execution of the share subscription agreement.
Transferability
Any holder of Preemptive Share Rights may transfer such rights. Preemptive Share Rights will be eligible to trade on the Chilean Stock Exchanges. Trading in Preemptive Share Rights on the Chilean Stock Exchanges is expected to commence on March 26, 2021 and continue until April 23, 2021 but will not be eligible to trade on any securities exchange in the United States.
Exchange privileges
You may not exchange Preemptive Share Rights for Preemptive ADS Rights.
Preemptive Share Rights exercise period
From March 26, 2021 through 12:00 midnight (the end of the day) (Santiago, Chile time) on April 24, 2021, referred to as the Preemptive Share Rights expiration date. You must deliver to DCV Registros S.A. (“DCV Registros”) full payment of the share subscription price, an exercise notice and a signed share subscription agreement by 12:00 midnight (the end of the day) (Santiago, Chile time) on April 24, 2021, or your Preemptive Share Rights will lapse without value and you will have no further rights. Deposit in the mail will not constitute delivery to us. The exercise of Preemptive Share Rights is irrevocable and may not be cancelled or modified.
Share subscription price
US$50.00 per new Series B share. You must pay the share subscription price in cash in U.S. dollars, or at your option, the Chilean peso equivalent of the share subscription price (based on the Observed Exchange Rate in effect on the subscription date, as reported by the Central Bank of Chile).
Registration of new Series B shares
We will register new Series B shares issued upon exercise of Preemptive Share Rights in our share register as soon as practicable after our receipt of payment with respect to such exercise. Certificates representing the new Series B shares will be issued upon request.
Timetable for the Preemptive Share Rights Offering
Below is the anticipated timetable for the Preemptive Share Rights Offering, including certain events that have occurred prior to the date of this prospectus supplement:
Action	Estimated date
Publication of notice and letter to shareholders in Chile of Preemptive Share Rights Offering	March 19, 2021
Common stock record date (Preemptive Share Rights Offering)	March 20, 2021
Publication of notice to shareholders in Chile announcing the launch of Preemptive Share Rights Offering	March 25, 2021
Commencement date of Preemptive Share Rights Offering	March 26, 2021
Trading of Preemptive Share Rights on the Chilean Stock Exchanges commences	March 26, 2021
Closing date of trading in Preemptive Share Rights on Chilean Stock Exchanges	April 23, 2021
Preemptive Share Rights expiration date – 12:00 midnight (the end of the day) (Santiago, Chile time)	April 24, 2021

Action	Estimated date
Material event notice (hecho esencial) filed with CMF in Chile reporting results of Preemptive Share Rights Offering	April 26, 2021
Final Preemptive Share Rights subscription settlement date in Chile	April 26, 2021
Other Matters
Dealer managers, placement agents and underwriters
We have entered into a dealer manager, placement facilitation and underwriting agreement with BofA Securities, Inc., J.P. Morgan Securities LLC, Banco BTG Pactual S.A. — Cayman Branch, and Larraín Vial S.A. Corredora de Bolsa, together with any of their respective affiliates as representatives of the dealer managers, placement agents and underwriters. The dealer managers will provide marketing and solicitation services in connection with the rights offerings. Subject to the terms and conditions of the dealer manager, placement facilitation and underwriting agreement, we may enter into a placement facilitation supplement pursuant to which the dealer managers may also act as placement agents with respect to any Series B shares that are not subscribed for in the rights offerings. Subject to the terms and conditions of the dealer manager, placement facilitation and underwriting agreement, we may enter into an underwriting agreement supplement pursuant to which we will agree to sell to the underwriters, and each underwriter will severally agree to purchase, at a price to be determined, ADSs representing up to the number of Series B shares that are not subscribed for in the rights offerings. The underwriters will not be obligated to purchase any Series B shares or ADSs from us on a firm commitment basis unless we and the underwriters determine to enter into such underwriting agreement supplement. In addition, the investment banking institutions named on the cover of this prospectus supplement are not acting as underwriters in connection with the rights offering. See “Dealer Managers, Placement Agents and Underwriters”.
Lock-up
We and our directors and officers have agreed that we will not during the period beginning from the date of the dealer manager, placement facilitation and underwriting agreement and continuing to and including the date that is 90 days after the date of this prospectus supplement, without the prior written consent of BofA Securities, Inc., J.P. Morgan Securities LLC and Banco BTG Pactual S.A. — Cayman Branch, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or dispose of any shares of our Series B common stock or any substantially similar securities, subject to certain exceptions as described under “Dealer Managers, Placement Agents and Underwriters.”
Risk factors
See “Risk Factors” beginning on page S-22 for a discussion of certain factors relating to us, our business and investments in ADSs or our shares.
Obtaining information
Georgeson LLC, at 1-888-505-6583 (Stockholders from the U.S. and Canada Call Toll-Free) and +1-781-575-2137 (Stockholders from other countries, Banks and Brokers Call Collect).

RISK FACTORS
We have set forth risk factors in the 2020 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We have also set forth below certain risk factors that relate specifically to the securities offered hereby. We may include further risk factors in subsequent reports on Form 6-K or other filings with the SEC that may be incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus.
Risks Related to the Rights Offerings
Foreign exchange risks may adversely affect our results and the U.S. dollar value of dividends payable to ADS holders.
Trading of our Series B common stock underlying our ADSs is conducted in pesos. Our depositary will receive cash distributions that we make with respect to the shares underlying the ADSs in pesos. The depositary will convert such pesos to U.S. dollars at the then-prevailing exchange rate to make dividend and other distribution payments in respect of ADSs. If the Chilean peso depreciates against the U.S. dollar, the value of the ADSs and any U.S. dollar distributions ADS holders receive will decrease. For further disclosure please refer to “Item 10. Additional Information — D. Exchange Controls,” in the 2020 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
Investments in ADSs or our shares by non-residents of Chile are governed by Chapter XIV of the Compendium and access to the Formal Exchange Market is no longer assured. As a result, existing shareholders do not and new share issuances will not have guaranteed access to the Formal Exchange Market in Chile.
If you do not participate in this offering you will suffer significant dilution.
Holders of our Series B common stock or ADSs who receive Preemptive Share Rights or Preemptive ADS Rights and who do not exercise their rights or who do not otherwise sell their rights will be deemed to have forfeited their rights to participate in the rights offerings. Such holders of Series B common stock or ADSs that do not participate in the rights offerings will have their equity interest in, and voting rights with respect to us, significantly diluted by the new shares of Series B common stock and new ADSs issued in connection with the rights offering, which would if subscribed in full represent approximately 18.6% of our currently outstanding shares of Series B common stock.
Preemptive ADS Rights or Preemptive Share Rights that are not exercised prior to the end of the applicable subscription period will expire, and in such case the Preemptive Share Rights will not have any value and the Preemptive ADS Rights may not have any value.
The Preemptive ADS Rights subscription period will begin on March 31, 2021 and expire at 5:00 p.m. (New York City time) on April 19, 2021. The Preemptive Share Rights subscription period will begin on March 26, 2021 and expire at 12:00 midnight (the end of the day) (Santiago, Chile time) on April 24, 2021. Any Preemptive Share Rights that are unexercised at the end of the subscription period will expire valueless without any compensation. With respect to Preemptive ADS Rights that are unexercised at the end of the subscription period, the ADS depositary will attempt to sell in Chile the Preemptive Share Rights underlying the Preemptive ADS Rights that expire unexercised and will, to the extent successful, pay the net sales proceeds after deduction of the applicable fees to the ADS rights agent for distribution to non-exercising holders of the Preemptive ADS Rights on a pro rata basis after the expiration of the subscription period. If the Preemptive Share Rights underlying such unexercised Preemptive ADS Rights cannot be sold, they will be allowed to expire unexercised, and the Preemptive Share Rights and the corresponding Preemptive ADS Rights will have no further value.
The trading period for Preemptive ADS Rights is expected to be from March 26, 2021 to April 14, 2021 on the NYSE and for Preemptive Share Rights is expected to be from March 26, 2021 to April 23, 2021 on the Chilean Stock Exchanges. It is possible that an active trading market in the Preemptive ADS

Rights on the NYSE, or in the Preemptive Share Rights on the Chilean Stock Exchanges, may not develop during the applicable rights trading period and that an over-the-counter trading market in the Preemptive ADS Rights or Preemptive Share Rights may not develop. Even if an active market develops, the trading prices of the Preemptive ADS Rights or Preemptive Share Rights may be volatile. In addition, ADS holders and shareholders in certain jurisdictions are not allowed to participate in the rights offerings. The rights held by such ineligible holders may be sold by them, which could cause the market prices of the rights to fall.
Future preemptive rights may be unavailable to ADS holders.
The Chilean Corporation Act Law No. 18,046, and applicable regulations require that whenever we issue new shares for cash, we are required by law to grant preemptive rights to all holders of our shares (including to the depositary on behalf of holders of ADSs), giving them the right to purchase a sufficient number of shares to maintain their existing ownership percentage. Although we have taken steps to offer Series B shares to holders of ADSs in connection with a rights offering, we might not offer Series B shares to holders of ADSs pursuant to preemptive rights granted to our shareholders in connection with any future issuance of Series B shares. We intend to evaluate at the time of any future rights offering the costs and potential liabilities associated with any such offering including with respect to the filing of a registration statement, as well as the indirect benefits to us of enabling holders of ADSs to exercise preemptive rights and any other factors that we consider appropriate at the time, and then make a decision as to whether to file such registration statement.
To the extent holders of ADSs are unable to exercise preemptive rights issued in the future, the ADS depositary will, in accordance with the terms and conditions set forth in the Amended and Restated Deposit Agreement dated as of April 15, 2013 among SQM, The Bank of New York Mellon, as depositary, and all Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder (the “Deposit Agreement”), attempt to sell such holders’ preemptive rights and distribute the resulting net proceeds if a secondary market for such rights exists and a premium can be recognized over the cost of any such sale. If such rights cannot be sold, they will expire and holders of ADSs will not realize any value from the grant of such preemptive rights. In any such case, such holder’s equity interest in our company would be diluted proportionately. See “Description of American Depositary Shares — Dividends and Other Distributions — Distributions of Rights” in the accompanying prospectus. In connection with the current rights offerings, we have filed a registration statement of which this prospectus supplement and accompanying prospectus are a part, in order to enable holders of ADSs to participate in the rights offerings.
You may have fewer and less well-defined shareholders’ rights than with shares of a company in the United States.
Our corporate affairs are governed by our estatutos sociales, or Bylaws, and the laws of Chile. Under such laws, our shareholders may have fewer or less well-defined rights than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. Holders of ADSs are not entitled to attend shareholders’ meetings, and, if given the right to vote, they may only vote through the ADS depositary.
Under Chilean law, a shareholder is required to be registered in our shareholders’ registry at 11:59 p.m. on the fifth business day prior to a shareholders’ meeting in order to vote at such meeting. A holder of ADSs will not be able to meet this requirement and accordingly is not entitled to vote at shareholders’ meetings because the shares underlying the ADSs will be registered in the name of the ADS depositary. While a holder of ADSs is entitled to instruct the ADS depositary as to how to vote the shares represented by ADSs in accordance with the procedures provided for in the Deposit Agreement, a holder of ADSs will not be able to vote its shares directly at a shareholders’ meeting or to appoint a proxy to do so. In certain instances, a discretionary proxy may vote our Series B shares underlying the ADSs if a holder of ADSs does not instruct the ADS depositary with respect to voting.
Future sales of shares by our shareholders may adversely affect the price of our shares and the ADSs.
Future sales of substantial amounts of our Series B common stock or the perception that such future sales may occur, may depress the price of our Series B shares and the ADSs. It is possible that the price of our shares and the ADSs may not recover from any such decline in value.

You will not be able to rescind your subscription in the rights offerings.
Exercises of share rights and ADS rights are irrevocable upon submission of a subscription form for shares or an ADS rights certificate for ADSs and the corresponding subscription price, and you may not rescind your subscription. Moreover, the value of our Series B shares and the ADSs may decrease significantly from the time the right is exercised until the issuance of the Series B shares and ADSs. It is possible that the subscription price paid may not accurately reflect the value of the Series B shares and ADSs delivered.
Lawsuits against us brought outside of Chile, or complaints against us based on foreign legal concepts may be unsuccessful.
Our company is an open stock corporation incorporated under the laws of the Republic of Chile. Most of our directors and officers reside outside the United States, principally in Chile. All or a substantial portion of the assets of these persons are located outside the United States. As a result, if any of our shareholders, or holders of ADSs, were to bring a lawsuit against our officers or directors in the United States, it may be difficult for them to effect service of legal process within the United States upon these persons. Likewise, it may be difficult for them to enforce judgments obtained in United States courts based upon the civil liability provisions of the federal securities laws in the United States against them in the United States.
In addition, there is no treaty between the United States and Chile providing for the reciprocal enforcement of foreign judgments. However, Chilean courts have enforced judgments rendered in the United States, provided that the Chilean court finds that the United States court respected basic principles of due process and public policy. Nevertheless, there is doubt as to whether an action could be brought successfully in Chile in the first instance on the basis of liability based solely upon the civil liability provisions of the United States federal securities laws.
It may be difficult for investors outside Chile to serve process on or enforce foreign judgments against us in connection with the rights offerings.
We are incorporated in Chile. As a result, it may be difficult for investors outside Chile to serve process on or enforce foreign judgments against us in connection with the rights offerings. See “Enforceability of Civil Liabilities” in the accompanying prospectus.
Our U.S. shareholders and holders of ADSs could suffer adverse tax consequences, if we are classified as a “passive foreign investment company.”
Generally, if, for any taxable year, at least 75% of our gross income is passive income or at least 50% of the average quarterly value of our gross assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Although we do not believe that we were a PFIC for U.S. federal income tax purposes for our previous taxable year and we do not anticipate being a PFIC for our current taxable year, our actual PFIC status for any taxable year will not be determinable until after the end of that taxable year and, accordingly, there can be no assurance as to our status as a PFIC for the current or future taxable years. If we are characterized as a PFIC, a U.S. shareholder of shares of our common stock or ADSs may suffer adverse U.S. federal income tax consequences. See “Certain Material U.S. Federal Income Tax Consequences of Owning and Disposing of New Shares or New ADSs — Passive Foreign Investment Company Rules.”
New share issuances will not have, and existing shareholders will, upon issuance of new shares, cease to have guaranteed access to the Formal Exchange Market in Chile, and the exchange controls and withholding taxes under the current regime governing investments in ADSs or shares by nonresidents in Chile may limit your ability to repatriate your investment.
In connection with our initial public offering of ADSs and subsequent capital increases, we entered into foreign investment contracts (the “Foreign Investment Contracts”) with the Central Bank of Chile and the ADS depositary, pursuant to Article 47 of the Central Bank Act and former Chapter XXVI of the Central Bank of Chile’s Compendium of Foreign Exchange Regulations (Compendio de Normas de Cambios Internacionales, or “Compendium”), or “Chapter XXVI, which governed the issuance of ADSs by a

Chilean company. Pursuant to the Foreign Investment Contracts, the foreign exchange for payments and distributions with respect to the ADSs may be purchased in either the Formal Exchange Market or the Informal Exchange Market, but such payments must be necessarily remitted through the Formal Exchange Market.
As of April 19, 2001, Chapter XXVI was eliminated and new investments in ADSs or shares by nonresidents of Chile are now governed instead by Chapter XIV of the Compendium, or Chapter XIV. This change was made in order to simplify and facilitate the flow of capital to and from Chile. As a result of the elimination of Chapter XXVI, access to the Formal Exchange Market is no longer assured, except for those with pre-existing Foreign Investment Contracts.
We are beginning the process of terminating our Foreign Investment Contracts, and accordingly, all existing shareholders (and ADS holders) will lose the benefits of the Foreign Investment Contracts, including guaranteed access to the Formal Exchange Market and will be subject to Chapter XIV.
Currently, equity investments in Chile by persons who are not Chilean residents are generally subject to various exchange control regulations that govern the repatriation of investments and earnings and, in particular these securities will be subject to Chapter XIV.
Chapter XIV regulates the following kinds of investments: credits, deposits, investments and equity contributions (such as the contributions to be made to the Company pursuant to the Capital Increase). A Chapter XIV investor may at any time repatriate an investment made in our company upon the sale of our shares and the profits derived therefrom, with no monetary ceiling, subject to the then-effective regulations, which sale must be reported to the Central Bank of Chile.
Except for compliance with tax regulations and certain reporting requirements, currently there are no rules in Chile affecting repatriation rights, except that the remittance of foreign currency must be made through a Formal Exchange Market (Mercado Cambiario Formal) entity. However, the Central Bank of Chile has the authority to change such rules and impose exchange controls.
It is possible that additional Chilean restrictions applicable to the holders of ADSs, the disposition of the Series B shares underlying the ADSs or the repatriation of the proceeds from such disposition or the payment of dividends may be imposed in the future and that the duration or impact of such restrictions if imposed may limit your ability to repatriate your investment. If for any reason, including changes in Chapter XIV or Chilean law, the depositary was not able to convert Chilean pesos to U.S. dollars, investors in ADSs would receive dividends or other distributions, if any, in Chilean pesos or would not receive those distributions.
Risks Related to SQM’s Business
You should read and consider the risk factors specific to SQM’s business. These risks are described the 2020 Form 20-F and in other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” for more detail on the information incorporated by reference into this prospectus supplement.

USE OF PROCEEDS
The net cash proceeds from the rights offerings, assuming exercise in full of the Preemptive Share Rights and Preemptive ADS Rights, are estimated to be approximately US$1.1 billion based on a subscription price of US$50.00 (US$50.00 per ADS). We expect to use the net proceeds from the rights offerings primarily to fund our growth plans through capital expenditures, working capital and for other general corporate purposes, including to fund possible acquisitions, as well as repayment of outstanding debt.

CAPITALIZATION
The following table sets forth information concerning our cash and cash equivalents, liabilities and shareholders’ equity as of December 31, 2020 on an actual basis, and as adjusted to give effect to the sale of the shares of Series B common stock and ADSs offered hereby (assuming exercise in full of all Preemptive Share Rights and Preemptive ADS Rights (see “Rights Offerings — General Information”) without deducting expenses of the offerings of approximately US$25 million payable by us. We expect to use the net proceeds from the rights offerings primarily to fund our growth plans through capital expenditures, working capital and for other general corporate purposes, including to fund possible acquisitions, as well as repayment of outstanding debt but will be temporarily held in cash and cash equivalents pending such use. In the table below, we are assuming that we will receive a total of US$1.1 billion in gross proceeds although we cannot give any assurance that we will receive that amount nor that all the rights will be exercised.
You should read this table in conjunction with “Prospectus Supplement Summary — Summary Historical Financial Data” and our consolidated financial statements and related notes incorporated herein by reference from the 2020 Form 20-F.
	As of December 31, 2020
	Actual	As Adjusted(2)
	(US$ thousands)
Cash and cash equivalents	$509,102	$1,609,102
Current Liabilities:
Other current financial liabilities(1)	68,955	68,955
Trade payable due to related parties, current	606	606
Other current liabilities(3)	406,321	406,321
Total Current Liabilities	475,882	475,882
Non-Current Liabilities:
Other non-current financial liabilities(1)	1,899,513	1,899,513
Other non-current liabilities(4)	280,490	280,490
Total Non-Current Liabilities	2,180,003	2,180,003
Total Liabilities	2,655,885	2,655,885
Shareholders’ Equity:
Issued capital	477,386	1,577,386
Retained earnings	1,638,267	1,638,267
Other reserves	7,432	7,432
Equity attributable to Owners of Parent	2,123,085	3,223,085
Non-controlling interests	39,493	39,493
Total Shareholders’ Equity	2,162,578	3,262,578
Total Liabilities and Shareholders’ Equity	$4,818,463	$5,918,463
Number of shares of Series A common stock	142,819,552	142,819,552
Number of shares of Series B common stock	120,376,972	142,818,904

(1)
Includes interest rate and exchange rate hedging derivatives associated with short-term and long-term debt.

(2)
Excludes offering expenses of approximately US$25 million, which will be deducted from the issued capital.

(3)
Includes Lease liabilities, current, Trade and other payables, current, Other current provisions, Current tax liabilities, Provisions for employee benefits, current and Other current non-financial liabilities.

(4)
Includes Lease liabilities, non-current, Trade and other payables, non-current, Other non-current provisions, Deferred tax liabilities and Provisions for employee benefits, non-current.

RIGHTS OFFERINGS
General Information
On January 22, 2021, our shareholders approved an increase in our authorized capital through the issuance of up to 22,442,580 additional shares of Series B common stock; however, as a result of the exercise of statutory shareholder withdrawal rights, the number of shares of Series B common stock that may be issued in the statutory preemptive rights offering described below was reduced by 648 shares. If fully subscribed in the statutory preemptive rights offering, 22,441,932 new Series B shares would be issued for US$50.00 per share or approximately US$1.1 billion. Since a portion of the proceeds may be received in Chilean pesos, the final value of the proceeds expressed in U.S. dollars will depend, among other factors, on the total number of Series B shares subscribed and paid in Chilean pesos and the prevailing value of the U.S. dollar at the time the proceeds are received (based on the Observed Exchange Rate in effect on the subscription and payment date, as reported by the Central Bank of Chile).
Under Chilean law, existing Series B shareholders have preemptive rights to subscribe for additional shares of Series B common stock issued in a capital increase pro rata in proportion to their interest in the company. A statutory preemptive rights offering must be made to existing shareholders for a 30-calendar-day period starting on the date of the publication by the company of a notice in a newspaper with national coverage in Chile of the commencement of the statutory preemptive rights offering period with respect to the newly issued shares of Series B common stock.
We are offering up to 22,441,932 shares of Series B common stock, in the form of our Series B common stock or ADSs, in the rights offerings to holders of our Series B common stock and of our ADSs representing our Series B common stock. We have voluntarily elected to register the rights offerings with the SEC, in order to enable U.S. holders of our Series B common stock and holders of our ADSs to participate in the rights offerings.
Statutory Preemptive Rights Offering
If you are a holder of ADSs at 5:00 p.m. (New York City time) on March 30, 2021, which is the ADS record date, you will receive transferable Preemptive ADS Rights evidencing the right to subscribe for new ADSs. You will receive 0.186430 Preemptive ADS Rights for every ADS held on the ADS record date. You will only receive a whole number of Preemptive ADS Rights. No fractional Preemptive ADS Rights will be issued. Fractional entitlements to Preemptive ADS Rights will be reduced to the next smaller whole number of Preemptive ADS Rights, without compensation. One full Preemptive ADS Right will entitle you to purchase one new ADS at a subscription price of US$50.00 per new ADS subscribed. In addition, subscribing holders of Preemptive ADS Rights must pay an ADS issuance fee of US$0.05 per new ADS subscribed, for a total required deposit amount of US$50.05 per new ADS. Payments must be made in U.S. dollars. The Bank of New York Mellon, the ADS depositary, will act as ADS rights agent in respect of the Preemptive ADS Rights. The ADS rights agent will send to each registered holder of ADSs on the ADS record date a Preemptive ADS Right certificate, together with this prospectus supplement, the accompanying prospectus and a letter of instructions for exercising Preemptive ADS Rights. Uncertificated Preemptive ADSs Rights will also be delivered to DTC for allocation by it to participants in its system that had ADSs credited to their accounts as of the ADS record date.
If you are a holder of our Series B common stock at 12:00 midnight (the end of the day) (Santiago, Chile time) on March 20, 2021, which is the Preemptive Share Right record date, you will receive transferable Preemptive Share Rights evidencing the right to subscribe for new shares of our common stock. You will receive 0.186430441 Preemptive Share Rights for every share of Series B common stock held on the Preemptive Share Right record date. The Preemptive Share Rights will be transferable and will be listed for trading on the Santiago Stock Exchange. One full Preemptive Share Right will entitle you to purchase one new share of Series B common stock at a subscription price of US$50.00 per share of Series B common stock.
Offers and Sales in Certain Jurisdictions
Investors should note that the offer, sale, exercise or acceptance of, or the subscription for, any of the securities described in this prospectus supplement to or by persons located or resident in jurisdictions other than Chile and the United States may be restricted or prohibited by the laws of the relevant jurisdiction. No Preemptive ADS Rights will be credited to any account, nor will any new ADSs or certificates evidencing such securities be delivered to investors in any jurisdiction in which it would be illegal to do so, or where doing so would trigger any prospectus, registration, filing or approval requirement or otherwise violate the securities laws of such jurisdictions or be prohibited. We reserve absolute discretion in determining whether any holder of ADSs located or resident outside Chile and the United States may participate in the rights offerings.
Each person who exercises, accepts, subscribes for or purchases any of the securities described in this prospectus supplement must do so in accordance with the restrictions set forth in this prospectus supplement.
Impact of Rights Offerings on Existing Shareholders and ADS Holders
Shareholders or ADS holders that do not exercise their Preemptive Share Rights and Preemptive ADS Rights to subscribe for shares of our Series B common stock and ADSs would be subject to dilution of their ownership interest in us. Shareholders and ADS holders, including our controlling shareholder that purchase additional Preemptive Share Rights or Preemptive ADS Rights in the market or privately and exercise such rights will increase their ownership interest in us.
Statutory Preemptive Rights Offering to ADS Holders
Summary Timetable
The timetable lists some important dates relating to the statutory preemptive rights offering with respect to Preemptive ADS Rights (the “Preemptive ADS Rights Offering”):
Action	Estimated date
Trading of Preemptive ADS Rights on the NYSE commences on a “when-issued” basis:	March 26, 2021
Existing ADSs trade “ex-rights” on the NYSE:	March 29, 2021
ADS record date – date for determining holders of ADSs entitled to receive Preemptive ADS Rights – 5:00 p.m. (New York City time):	March 30, 2021
Preemptive ADS Rights Offering commencement date – beginning of the period during which Preemptive ADS Rights holders may subscribe for new shares of Series B common stock in the form of new ADSs:	March 31, 2021
Preemptive ADS Rights certificate sent to ADS holders:	On or about March 31, 2021
Preemptive ADS Rights trade “regular way” on the NYSE	April 1, 2021
Closing date of trading in Preemptive ADS Rights on the NYSE:	April 14, 2021
Preemptive ADS Rights Offering expiration date – end of the period during which Preemptive ADS Rights holders can subscribe for new ADSs – 5:00 p.m. (New York City time):	April 19, 2021
ADS rights agent delivers the ADS subscription price for new ADSs subscribed upon exercise of Preemptive ADS Rights to the custodian for the ADS depositary in Chile for payment on or before the Preemptive Share Rights expiration date:	On or about April 21, 2021
Final Preemptive Share Rights subscription settlement date in Chile – deposit with the custodian of new shares of Series B common stock subscribed and paid for by the custodian in the Preemptive ADS Rights Offering and custodian confirms receipt of new shares of Series B common stock to ADS depositary:	April 26, 2021
Distribution by ADS depositary and DTC of new ADSs subscribed and paid for in Preemptive ADS Rights Offering:	On or about April 27, 2021

The following is a summary of the important provisions of the ADS rights agent agreement between The Bank of New York Mellon, as ADS rights agent, and us, pursuant to which you will receive the Preemptive ADS Rights. For a complete description of the ADS rights agent agreement, you should read the full text of the ADS rights agent agreement, which will be filed with the SEC.
Preemptive Rights Offering to Holders of ADSs
If you hold ADSs on the ADS record date, you will receive Preemptive ADS Rights evidencing the right to subscribe for new ADSs. You will be entitled to receive approximately 0.186430 Preemptive ADS Rights for every ADS you hold on the ADS record date. One full Preemptive ADS Right will entitle you to purchase one new ADS at a subscription price of US$50.00 per ADS, payable in U.S. dollars. In addition, subscribing holders of Preemptive ADS Rights must pay an ADS issuance fee of US$0.05 per new ADS subscribed, for a total required deposit amount of US$50.05 per new ADS. You will only receive a whole number of Preemptive ADS Rights. No fractional Preemptive ADS Rights will be issued. Fractional entitlements to Preemptive ADS Rights will be reduced to the next smaller whole number of Preemptive ADS Rights, without compensation.
You may subscribe for all or a portion of the ADSs to which the Preemptive ADS Rights you receive entitle you, but you may only subscribe for a whole number of new ADSs.
Preemptive ADS Rights Exercise Period
Preemptive ADS Rights may be exercised during the period from March 31, 2021 through 5:00 p.m. (New York City time) on April 19, 2021, which is the Preemptive ADS Rights expiration date. If you do not exercise your Preemptive ADS Rights within the Preemptive ADS Rights exercise period, your Preemptive ADS Rights will expire, and you will have no further rights to purchase ADSs. See “ — Unexercised Preemptive ADS Rights.” There will be no guaranteed delivery period for exercise of Preemptive ADS Rights after the Preemptive ADS Rights expiration date.
The exercise of your Preemptive ADS Rights is irrevocable and may not be modified or cancelled.
Preemptive ADS Rights Certificate
The Preemptive ADS Rights certificate will state the number of Preemptive ADS Rights corresponding to the number of ADSs registered in the name of the holder to whom such Preemptive ADS Rights certificate is sent, with approximately 0.186430 Preemptive ADS Rights being issued for every ADS held on the ADS record date. The ADS rights agent will send the Preemptive ADS Rights certificate, together with a letter of instructions and this prospectus supplement and the accompanying prospectus on or about March 31, 2021 to all registered holders of ADSs on the ADS record date. The ADS rights agent will also deliver uncertificated Preemptive ADS Rights to DTC for allocation by it to participants in its system that had ADSs credited to their accounts as of the ADS record date described below.
ADS Record Date
The record date for determining the holders of ADSs entitled to receive Preemptive ADS Rights is March 30, 2021 (the “ADS record date”). Only holders of record of ADSs at 5:00 p.m. (New York City time) on the ADS record date will be entitled to receive Preemptive ADS Rights.
ADS Rights Agent
The Bank of New York Mellon is acting as the ADS rights agent to accept the exercise of the Preemptive ADS Rights for the subscription of the new ADSs offered hereby and to distribute the new ADSs to subscribing holders of Preemptive ADS Rights.
ADS Subscription Price
The ADS subscription price is US$50.00 per new ADS subscribed, payable in U.S. dollars.

In order to exercise your Preemptive ADS Rights and to subscribe for any new ADSs, you must pay a total of US$50.05 per new ADS subscribed, which includes an ADS issuance fee of US$0.05 per new ADS subscribed.
The ADS rights agent will submit all subscriptions received prior to the Preemptive ADS Rights expiration date to Itaú Corpbanca, the ADS depositary’s custodian in Chile, and all ADS subscription prices received prior to the Preemptive ADS Rights expiration date to the Company to be held in escrow until DCV Registros receives the subscriptions from the ADS depositary’s custodian in Chile. The ADS depositary’s custodian in Chile will submit the subscriptions to DCV Registros in accordance with the procedures for subscription of the Preemptive Share Rights described below under “ — Statutory Preemptive Rights Offering to Holders of Series B Common Stock — Procedure for Exercising Preemptive Share Rights.” Settlement of the Preemptive Share Rights in Chile will be in accordance with the procedures described under “ — Statutory Preemptive Rights Offering to Holders of Series B Common Stock — Payment and Delivery of New Series B Common Stock.” Subscribing Preemptive ADS Rights holders will receive delivery of their new ADSs as soon as practicable after the expiration of the rights offer and deposit of the new Series B common shares with the ADS depositary’s custodian.
The ADS rights agent will continue to accept subscriptions from Preemptive ADS Rights holders until the expiration of the Preemptive ADS Rights exercise period. Following the end of the Preemptive ADS Rights exercise period, the ADS rights agent will pay the aggregate subscription price to us and instruct the ADS depositary to instruct its custodian to exercise the corresponding number of Preemptive Share Rights.
At the time it makes the aggregate subscription payment to us, the ADS rights agent will also pay the aggregate ADS issuance fee collected from subscribing holders of Preemptive ADS Rights (in the amount of $.0.05 per new ADS subscribed) to the ADS depositary.
If the ADS subscription price delivered is insufficient to pay for the number of new ADSs you are subscribing for, you will be deemed to have subscribed for the maximum number of new ADSs that may be purchased with the amount actually delivered to the ADS rights agent, taking into account the amount of fees in connection with the ADS Rights and the issuance of the new ADSs payable to the ADS depositary.
Procedure for Exercising Preemptive ADS Rights
The exercise of Preemptive ADS Rights is irrevocable and may not be canceled or modified. You may exercise your Preemptive ADS Rights as follows:
Subscription by DTC Participants.   If you hold Preemptive ADS Rights through a broker or other securities intermediary that is a participant in The Depository Trust Company (DTC), you can exercise your Preemptive ADS Rights by instructing your broker or other securities intermediary to deliver subscription instructions for new ADSs through DTC’s automated system. DTC will charge the participant’s account for the subscription price and ADS issuance fee, and your broker or other intermediary will charge your securities account. DTC must receive the subscription instructions and the payment of the ADS subscription price for the new ADSs by the applicable Preemptive ADS Rights expiration date. Brokers and other intermediaries will set their own cutoff dates and times to receive instructions to subscribe from their customers. You should determine the cutoff date and time that applies to you and instruct your broker or other intermediary as soon as possible.
Subscription by Registered Holders.   If you are a registered holder of Preemptive ADS Rights, you can exercise your Preemptive ADS Rights by delivering to the ADS rights agent a properly completed and signed Preemptive ADS Rights certificate and paying in full the ADS subscription price for the subscribed new ADS subscribed. You must make such payment by personal check, payable to “The Bank of New York Mellon,” as ADS rights agent.
The properly completed ADS right certificate and payment should be delivered to:
By mail:	By hand or overnight courier:
The Bank of New York Mellon Voluntary Corporate Actions Suite V PO box 505049 Louisville KY 40233-5049	The Bank of New York Mellon Voluntary Corporate Actions Suite V 462 South 4th Street, Suite 1600 Louisville KY 40202

The ADS rights agent must receive the Preemptive ADS Rights certificate and payment of the ADS subscription price on or before the Preemptive ADS Rights expiration date. Deposit in the mail will not constitute delivery to the ADS rights agent. The ADS rights agent has discretion to refuse to accept any improperly completed or unexecuted Preemptive ADS Rights certificate.
Subscription by Beneficial Owners.   If you are a beneficial owner of Preemptive ADS Rights and wish to subscribe for new ADSs but are neither a registered holder of ADSs nor a DTC participant, you should timely contact the securities intermediary through which you hold Preemptive ADS Rights to arrange for their exercise and to arrange for payment of the ADS subscription price in U.S. dollars.
We will determine all questions about the timeliness, validity, form and eligibility of exercising Preemptive ADS Rights. We, in our sole discretion, may waive any defect or irregularity, or permit you to correct a defect or irregularity within the time we determine. The Preemptive ADS Rights certificates will not be considered received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the ADS rights agent have an obligation to notify you of any defect or irregularity in submitting the Preemptive ADS Rights certificates. We and the ADS rights agent will not incur any liability for failing to do so.
You will elect the method of delivering the Preemptive ADS Rights and paying the ADS subscription price to the ADS rights agent, and you will bear any risk associated with it. If you send the Preemptive ADS Rights certificate, notices or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the ADS rights agent and clearance of payment before the appropriate time.
Information Agent.   For additional information regarding the Preemptive ADS Rights Offering and the procedures for exercising Preemptive ADS Rights, contact our information agent, Georgeson LLC:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Call Collect: +1-781-575-2137
or
Toll-Free: 1-888-505-6583
Listing and Transfer of Preemptive ADS Rights
The Preemptive ADS Rights are expected to be admitted for trading on the NYSE under the symbol “SQM RT.” The CUSIP number for the Preemptive ADS Rights is “833636111.” We expect that trading in the Preemptive ADS Rights on the NYSE will commence on a “when-issued” basis on March 26, 2021 and continue until April 14, 2021.
Holders who hold their Preemptive ADS Rights through DTC or in a brokerage or custodian account with a participant in DTC may transfer their Preemptive ADS Rights by book-entry transfer through DTC or a DTC participant from and including March 26, 2021 through and including April 14, 2021. Holders who hold Preemptive ADS Rights certificates may only transfer their Preemptive ADS Rights through the ADS rights agent, as described below.
Preemptive ADS Rights may not be exchanged for Preemptive Share Rights and Preemptive Share Rights may not be exchanged for Preemptive ADS Rights.
Transfer of Preemptive ADS Rights Through the ADS Rights Agent
If you hold a Preemptive ADS Rights certificate and would like to transfer all or a portion of your Preemptive ADS Rights, you will need to deliver your Preemptive ADS Rights certificate to the ADS rights agent before the Preemptive ADS Rights expiration date at one of the addresses listed above under “Procedure for Exercising Preemptive ADS Rights — Subscription by Registered Holders,” with the transfer certificate completed and signed, or accompanied by a separate signed stock power. Your signature on the transfer certificate or stock power must be Medallion guaranteed by a participant in a recognized

Medallion signature guarantee program. You should present your Preemptive ADS Rights certificate for registration of transfer as soon as possible because registration of transfer may take several days.
ADS Issuance Fee
Subscribing holders of Preemptive ADS Rights will be charged fees imposed in connection with the ADS rights and the issuance of the new ADSs in the amount of US$0.05 per new ADS subscribed, payable to the ADS rights agent. The ADS rights agent will deduct such fees from the total amount of US$50.05 per new ADS that holders of Preemptive ADS Rights must pay to exercise their rights.
Delivery of ADSs
The ADS depositary will deliver and the ADS rights agent will distribute new ADSs purchased pursuant to the Preemptive ADS Rights Offering as soon as practicable after the receipt of the shares of Series B common stock by the ADS depositary’s custodian in Chile. New ADSs will rank equally in all respects with existing ADSs.
Unexercised Preemptive ADS Rights
Preemptive ADS Rights that are not exercised by 5:00 p.m. (New York City time) on April 19, 2021 will expire and will have no further rights to purchase ADSs. Holders of ADSs who transfer or do not exercise their Preemptive ADS Rights will have their percentage ownership interest in us diluted.
To the extent that any Preemptive ADS Rights expire unexercised, the ADS depositary will attempt to sell the Preemptive Share Rights underlying the unexercised Preemptive ADS Rights on the Chilean Stock Exchanges, and to the extent a premium can be recognized over the cost of any such sale, to convert such premium from Chilean pesos into U.S. dollars and pay the net sales proceeds after deduction of all applicable fees to the ADS rights agent for distribution to the holders of unexercised Preemptive ADS Rights as of the Preemptive ADS Rights expiration date on a pro rata basis. If the Preemptive Share Rights underlying such unexercised Preemptive ADS Rights cannot be sold, they will be allowed to expire unexercised, and the Preemptive Share Rights and the corresponding Preemptive ADS Rights will have no further value.
None of the ADS depositary, the ADS rights agent or SQM can guarantee the ability of the ADS depositary to effectuate such sales or the price at which any Preemptive Share Rights will be sold, which will depend on the market price available at the time the Preemptive Share Rights are sold. In addition, the net sales proceeds that a holder of unexercised Preemptive ADS Rights receives as a result of sales of the underlying Preemptive Share Rights may be higher or lower than the net proceeds that holder could have realized from a sale of the Preemptive ADS Rights prior to expiration.

Statutory Preemptive Rights Offering to Holders of Series B Common Stock
Summary Timetable
The timetable lists some important dates relating to the statutory preemptive rights offering with respect to Preemptive Share Rights (the “Preemptive Share Rights Offering”):
Action	Estimated date
Publication of notice and letter to shareholders in Chile of Preemptive Share Rights Offering:	March 19, 2021
Series B common stock record date – date for determining holders of Series B common stock receiving Preemptive Share Rights:	March 20, 2021
Publication of notice to shareholders in Chile announcing the launch of Preemptive Share Rights Offering	March 25, 2021
Preemptive Share Rights Offering commencement date – beginning of the period during which Preemptive Share Rights holders may subscribe for new shares of Series B common stock:	March 26, 2021
Trading of Preemptive Share Rights on the Chilean Stock Exchanges commences:	March 26, 2021
Closing date of trading of Preemptive Share Rights on the Chilean Stock Exchanges:	April 23, 2021
Preemptive Share Rights Offering expiration date – end of the 30-calendar-day period during which Preemptive Share Rights holders may subscribe for new shares of Series B common stock, 12:00 midnight (end of the day) (Santiago, Chile time):	April 24, 2021
Material event notice (hecho esencial) filed with CMF in Chile reporting the results of Preemptive Share Rights Offering:	April 26, 2021
Final Preemptive Share Rights settlement date in Chile:	April 26, 2021
Statutory Preemptive Rights Offering to Holders of Series B Common Stock
Preemptive Share Rights
If you hold Series B common stock on the Preemptive Share Rights record date, you will receive transferable Preemptive Share Rights evidencing the right to subscribe for new shares of Series B common stock. You will receive approximately 0.186430441 of a transferable Preemptive Share Right to subscribe for one new share for every share of Series B common stock you hold on Preemptive Share Rights record date. One full Preemptive Share Right will entitle you to purchase one new share of Series B common stock at a subscription price of US$50.00 per share of Series B common stock. However, we will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of Preemptive Share Rights will lose the value of any Preemptive Share Rights held by them in excess of the highest multiple of Preemptive Share Rights that will entitle them to whole new Series B shares, unless they sell such fractional Preemptive Share Rights.
Preemptive Share Rights will be registered in book-entry form at the Chilean clearing system, the Depósito Central de Valores S.A., Depósito de Valores (the “DCV”), in an account in the shareholder’s or its nominee’s name. If you were a common Series B stockholder of record on the Preemptive Share Rights record date, you should receive from the broker or custodian through which you hold your Series B common stock a written confirmation of the issuance of Preemptive Share Rights. Preemptive Share Rights will be entered into stockholders’ book-entry accounts upon the commencement of the statutory preemptive rights offering.
Preemptive Share Rights will be transferable and will trade on the Chilean Stock Exchanges upon the commencement of the statutory preemptive rights offering. Preemptive Share Rights will not be listed on any stock exchange in the United States. If you transfer or sell your Preemptive Share Rights, you will have no further rights to purchase new shares of Series B common stock in the rights offerings with respect to the Preemptive Share Rights transferred or sold.
Preemptive Share Rights Exercise Period
Preemptive Share Rights may be exercised during the 30-calendar-day period from March 26, 2021 through 12:00 midnight (end of the day) (Santiago, Chile time) on April 24, 2021. Following the Preemptive Share Rights expiration date, the Preemptive Share Rights will expire and common stockholders will have no further rights.
The exercise of your Preemptive Share Rights is irrevocable and may not be modified or cancelled.
Preemptive Share Rights Record Date
The record date for the determination of our common stockholders entitled to receive Preemptive Share Rights is at 12:00 midnight (end of the day) (Santiago, Chile time) on March 20, 2021 (the “Preemptive Share Rights record date”). Only common stockholders of record at 12:00 midnight (end of the day) (Santiago, Chile time) on the Preemptive Share Rights record date will be entitled to receive Preemptive Share Rights.
Share Subscription Price
The subscription price for new shares of Series B common stock purchased upon the exercise of Preemptive Share Rights is US$50.00 per share of Series B common stock. The share subscription price is payable in cash in U.S. dollars, or at the option of the holder, the Chilean peso equivalent of the share subscription price (based on the Observed Exchange Rate in effect on the subscription and payment date, as reported by the Central Bank of Chile).
Procedure for Exercising Preemptive Share Rights
In order to exercise Preemptive Share Rights, a holder of Preemptive Share Rights must execute and deliver an exercise notice and a signed share subscription agreement to us through DCV Registros, together with payment by such exercising shareholder of the full share subscription price for the total number of shares of our Series B common stock for which he or she is subscribing. Deposit in the mail will not constitute delivery to DCV Registros until actually received.
The forms of the exercise notice and the share subscription agreement will be made available to each shareholder of record as of the Preemptive Share Rights record date, through DCV Registros upon the commencement of the statutory preemptive rights offering. The share subscription agreement must be completed with the following information: (i) the number of Series B shares to be subscribed by the subscribing shareholder at the share subscription price; (ii) the method of payment for the subscribed Series B shares; and (iii) an election for the subscribing shareholder to receive their new shares of Series B common stock either in the form of a share certificate or in electronic book-entry form.
Shares of Series B common stock held directly in Chile are generally held in electronic book-entry form at the DCV, as the depositary entity, either directly by the shareholders on their own behalf or through local broker-dealers, as custodians. If you hold your Series B shares at the DCV on your own behalf and you wish to subscribe for Series B common stock by exercising Preemptive Share Rights, you must complete the exercise notice and share subscription agreement to be made available to you in connection with the Preemptive Share Rights and submit it to us through DCV Registros.
If you hold Series B shares through a local broker-dealer and you wish to subscribe for Series B common stock by exercising Preemptive Share Rights, you should ask the local broker-dealer acting as your custodian to provide you with the exercise notice and share subscription agreement to allow you to subscribe for Series B shares. You must complete the exercise notice and share subscription agreement and ask your local broker-dealer to submit them to us on your behalf. Please consult with your local broker-dealer regarding the method of payment for the Series B shares for which you wish to subscribe. Your broker-dealer may request that you fill out additional documentation in connection with the subscription.

Any shareholder who is a natural person should be prepared to show to his or her broker-dealer, his or her identity card or passport, taxpayer registration card (CPF) and a document proving the residence of the shareholder. Any shareholder that is a legal entity must be prepared to present certified copies of its bylaws or other organization documents, the resolution by which that entity’s executive officers were elected and any other documents requested by its broker-dealer. In the case of proxies, an original or certified copy of the document that grants powers of representation must be presented. It is the shareholder’s responsibility to contact a broker-dealer, sufficiently in advance of the rights expiration date to enable the timely exercise of your rights. If you do not know whether you hold Series B shares through the DCV or a local broker-dealer, you should ask your representative, broker or other nominee.
If you hold your shares of Series B common stock through a custodian in Chile, please consult with your custodian as to the method of instruction and payment if you wish to exercise your rights. You will elect the method of delivering the application for subscription and paying the subscription price, and you will bear any risk associated with it.
You or your custodian may continue to exercise Preemptive Share Rights until April 24, 2021. If you or your custodian fails to exercise your rights by April 24, 2021, your Preemptive Share Rights will lapse without value and you will have no further rights.
We will determine all questions about the timeliness, validity and form of and eligibility for exercising the Preemptive Share Rights. Our determinations will be final and binding. We may decide to waive a defect or irregularity in subscriptions for new shares of Series B common stock, or permit you to correct a defect or irregularity within the time we determine. Instructions will not be considered, received or accepted until we have waived all irregularities or you have cured them in time. Neither the custodian nor we have to notify you of any defect or irregularity in submitting instructions. The custodian and we will not incur any liability for failing to do so.
Purchase and Sale of Preemptive Share Rights
You may exercise, sell or transfer your Preemptive Share Rights to others. You may purchase and sell your Preemptive Share Rights through brokers.
Payment and Delivery of New Series B Common Stock
As described above under “ — Procedure for Exercising Preemptive Share Rights,” each holder of Preemptive Share Rights that validly delivers an exercise notice and a share subscription agreement and the payment of the full share subscription price for the total number of Series B shares for which he or she is subscribing to us will be registered as the holder of the new shares of Series B common stock on the date the exercise notice, share subscription agreement and share subscription price are accepted by DCV Registros. However, if you elect to receive your new Series B shares in certificated form, we will issue the certificate for the new shares of Series B common stock within ten Chilean business days following the effective date of the share subscription agreement. You may sell or trade the new shares of Series B common stock immediately after the delivery of the new shares of Series B common stock since the new shares of Series B common stock are expected to be listed on the Chilean Stock Exchanges on or before such date. New shares of Series B common stock will rank equally in all respects with existing shares of Series B common stock.
Announcement of Number of Shares Subscribed in the Rights Offerings
We will publish, in a widely circulated newspaper in Chile, the number of new shares of Series B common stock subscribed by holders of our Series B common stock pursuant to the exercise of their Preemptive Share Rights in the rights offerings. This information will also be available in English on our website.

TAXATION
Certain Material U.S. Federal Income Tax Consequences
This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These authorities are subject to change, possibly with retroactive effect, which could affect the continued validity of this summary.
The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of receiving, exercising, and disposing of rights (“share rights”) to receive new shares of our common stock (“New Shares”) and rights (“ADS rights”) to receive new ADSs (“New ADSs”) and of owning and disposing of New Shares and New ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s investment decision, and is based on the assumption that there is no applicable income tax treaty in effect between the United States and Chile (see “Material Chilean Tax Consequences — Chilean Tax Consequences of Ownership of Shares or ADSs by Foreign Holders — Ownership and Disposition of Shares and ADSs” below). Further, this summary does not address any aspect of non-U.S. foreign, state, local or estate or gift taxation, the 3.8% tax imposed on certain net investment income of individuals, or certain aspects of U.S. federal income taxation that may be applicable to holders subject to special treatment under the Code, including, but not limited to:
•
certain financial institutions;

•
insurance companies;

•
regulated investment companies;

•
real estate investment trusts;

•
persons required to accelerate the recognition of any item of gross income with respect to share rights, ADS rights, New ADSs or New Shares as a result of such income being recognized on an applicable financial statement;

•
dealers and traders in securities or currencies who use a mark-to-market method of tax accounting;

•
broker-dealers;

•
U.S. expatriates;

•
persons holding ADSs, existing shares of common stock, share rights, ADS rights, New Shares or New ADSs as part of a hedge, straddle, conversion transaction or similar transaction;

•
persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•
partnerships or other entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes or partners or members of such partnerships or entities;

•
persons liable for the alternative minimum tax;

•
tax-exempt organizations;

•
persons holding existing shares of our common stock, share rights, ADSs, ADS rights, New Shares or New ADSs that own or will own (directly, indirectly or constructively) 10% or more of our outstanding stock (by vote or value); or

•
persons holding ADSs, existing shares of common stock, share rights, ADS rights, New Shares or New ADSs in connection with a trade or business conducted outside of the United States.

A “U.S. Holder” for purposes of this discussion is a beneficial owner of ADSs, existing shares of common stock, share rights, ADS rights, New Shares or New ADSs that is, for federal income tax purposes:
•
a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership holds the existing shares of common stock, ADSs, share rights, ADS rights, New Shares or New ADSs, as the case may be, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding existing shares of common stock, ADSs, share rights, ADS rights, New Shares or New ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the receipt, holding and disposition of the share rights, ADS rights, New Shares or New ADSs, as the case may be.
U.S. Holders that own (directly, indirectly, or constructively) 10% or more of our outstanding stock (by vote or value) could be subject to adverse U.S. federal income tax consequences pursuant to the controlled foreign corporation (“CFC”) rules if we were a CFC. Among other adverse consequences, if we were a CFC, any such U.S. shareholder would generally be required to annually report and include in such U.S. shareholder’s U.S. taxable income such U.S shareholder’s pro rata share of certain items of our income and investments whether or not we made any distributions. Prospective U.S. investors should consult with their tax advisors as to the tax consequences of acquiring, owning and disposing of existing shares of our common stock, ADSs, share rights, ADS rights, New Shares or New ADSs, as the case may be.
This discussion assumes that we are not, have not been, and we will not become, a passive foreign investment company for U.S. federal income tax purposes. This discussion addresses only U.S. Holders of ADSs, existing shares of common stock, share rights, ADS rights, New Shares or New ADSs that hold such securities as capital assets.
In addition, this summary is based in part on representations of the ADS depositary and assumes that each obligation provided for in or otherwise contemplated by the Deposit Agreement or any other related agreements will be performed in accordance with its terms.
Each U.S. Holder is urged to consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of receiving, exercising or disposing of share rights or ADS rights and of owning and disposing of New Shares or New ADSs in their particular circumstances.
Certain Material U.S. Federal Income Tax Consequences of the Rights Offerings
Receipt of Share Rights and ADS Rights
Under Section 305 of the Code, a shareholder who receives a share right or an ADS right will, if such receipt is treated as a “disproportionate distribution” within the meaning of Section 305 of the Code, be treated as having received a taxable distribution in an amount equal to the value of such share right or ADS right. In general, a shareholder who receives a share right or ADS right will be treated as having received a “disproportionate distribution” (and thus a taxable distribution) if the shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution (or a deemed distribution) of cash or other property. While the issue is not free from doubt, we believe that the receipt of share rights or ADS rights by a U.S. Holder should not be treated as a “disproportionate distribution” under Section 305(b) of the Code. However, due to the uncertainties in the application of Section 305 of the Code, there can be no assurance that such treatment will not be challenged by the United States Internal Revenue Service (“IRS”) or, if challenged, upheld. If the distribution of share rights or ADS rights were treated as a taxable distribution, the fair market value of the share right or ADS right a U.S. Holder receives would be taxable to such U.S. Holder as a dividend. The U.S. Holder’s tax basis in such share right or ADS right would equal the amount of the dividend and the U.S. Holder’s holding period for the share rights or ADS rights would commence on the date of distribution. For further disclosure on taxation of dividends, see “ — Taxation of Distributions.” The balance of the discussion below assumes that the distribution of share rights or ADS rights will not be a taxable distribution.

Basis and Holding Period of the Rights
If the fair market value of the share rights or ADS rights received by a U.S. Holder is less than 15% of the fair market value of the outstanding existing shares of common stock or ADSs held by such U.S. Holder with respect to which the share rights or ADS rights were distributed on the date of distribution, the share rights or ADS rights will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. Holder affirmatively elects to allocate basis in proportion to the relative fair market values (as determined on the date of distribution) of its existing shares of common stock or ADSs, on the one hand, and the share rights or ADS rights received, on the other hand. This irrevocable election must be made on the tax return for the taxable year in which the share rights or ADS rights are received, and will apply to all share rights or ADS rights received by the U.S. Holder pursuant to the rights offerings. On the other hand, if on the date of distribution the fair market value of the share rights or ADS rights received by a U.S. Holder is 15% or greater than the fair market value of existing shares of common stock or ADSs held by such U.S. Holder, respectively, with respect to which the share rights or ADS rights were distributed, then the basis in the U.S. Holder’s existing shares of common stock must be allocated between its existing shares of common stock or ADSs, on the one hand, and the share rights or ADS rights, on the other hand, in proportion to their fair market values (as determined on the date of distribution). The fair market value of the share rights and ADS rights on the date the share rights and ADS rights will be distributed is uncertain. In determining the fair market value of the share rights and ADS rights, a U.S. Holder should consider all relevant facts and circumstances, including any difference between the subscription price paid on the exercise of the share rights and ADS rights and the trading price of our common stock and ADSs on the date that the share rights and ADS rights are distributed, the length of the period during which the share rights and ADS rights may be exercised and the fact that the share rights and ADS rights are transferable. A U.S. Holder’s holding period in the share rights or ADS rights will include the U.S. Holder’s holding period for the existing shares of common stock or ADSs with respect to which the share rights or ADS rights were distributed.
Exercise of the Share Rights or ADS Rights
The exercise of a share right or ADS right by, or on behalf of, a U.S. Holder will not be a taxable transaction for U.S. federal income tax purposes. The basis of each New Share or New ADS acquired upon exercise of the share right or ADS right will equal the sum of the U.S. dollar value of the applicable subscription price and the U.S. Holder’s tax basis (as determined above), if any, in the share right or ADS right exercised. The holding period of the New Shares or New ADSs shall begin on the day the share rights or ADS rights are exercised.
If, at the time of the receipt or exercise of the share right or ADS right, the U.S. Holder no longer holds the shares of common stock or ADSs with respect to which the share right or ADS right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the share right or ADS right are unclear, including (1) the allocation of the tax basis between the shares of our common stock or ADSs previously sold and the share right or ADS right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock or ADSs previously sold, and (3) the impact of such allocation on the tax basis of the New Shares and New ADSs acquired upon exercise of the share right or ADS right. U.S. Holders who exercise a share right or ADS right received in the rights offerings after disposing of shares of our common stock or ADSs with respect to which the share right or ADS right is received should consult their own tax advisor.
Sale or Expiration of Share Rights and ADS Rights
For U.S. federal income tax purposes, gain or loss realized on a sale of share rights or ADS rights by the U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the share rights or ADS rights is more than one year. For these purposes, the holding period for the share rights or ADS rights will include the holding period of the existing shares of common stock or ADSs with respect to which the share rights or ADS rights were distributed. The deductibility of capital losses is subject to limitations. The amount of the gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the share rights or ADS rights disposed of (as determined above) and the U.S. dollar value of the amount realized on the disposition.

Gain or loss recognized by a U.S. Holder on a sale of share rights or ADS rights generally will be treated as U.S.-source income or loss for U.S. foreign tax credit purposes. Consequently, the U.S. Holder may not be able to obtain a foreign tax credit with respect to any Chilean tax imposed on the disposition of a share right or ADS right unless such U.S. Holder would be able to apply such credit against tax due on other income treated as derived from foreign sources in the appropriate limitation category.
In the event the U.S. Holder allows the share rights or ADS rights to expire without selling or exercising them, the share rights or ADS rights will be deemed to have a zero basis and, therefore, the U.S. Holder will not recognize any loss upon the expiration of the share rights or ADS rights, and the U.S. Holder should re-allocate any portion of the tax basis in the U.S. Holder’s existing shares of our common stock or ADSs previously allocated to the share rights or ADS rights that have expired to their existing shares of common stock or ADSs.
Certain Material U.S. Federal Income Tax Consequences of Owning and Disposing of New Shares or New ADSs
Tax Treatment of ADSs
For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner for U.S. federal income tax purposes. Accordingly, deposits or withdrawals of shares for ADSs will generally not be subject to U.S. federal income tax.
Taxation of Distributions
The following discussion of cash dividends and other distributions is subject to the discussion below under “ — Passive Foreign Investment Company Rules.” Distributions received by a U.S. Holder on New Shares or New ADSs, including the amount of any Chilean taxes withheld, other than certain pro rata distributions of shares to all shareholders, will constitute foreign-source income to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. The amount of dividend income paid in Chilean pesos that a U.S. Holder will be required to include in income will equal the U.S. dollar value of the distributed Chilean peso dividend, calculated by reference to the exchange rate in effect on the date the payment is received, regardless of whether the payment is converted into U.S. dollars on the date of receipt. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder will generally not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt, which would be ordinary income or loss and would be treated as income from U.S. sources for foreign tax credit purposes. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s (or in the case of ADSs, the ADS depositary’s) receipt of the dividend.
Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by a noncorporate U.S. Holder in respect of New Shares or New ADSs generally will be subject to taxation at preferential rates if the dividends are “qualified dividends.” Dividends paid on the New ADSs generally will be treated as qualified dividends if (i) the New ADSs are readily tradable on an established securities market in the United States, (ii) SQM has determined that it was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”) and (iii) the holder thereof has satisfied certain holding period requirements. Our ADSs are listed on the NYSE and generally will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on the past and projected composition of our income and assets, the valuation of our assets, and relevant market and shareholder data, we do not believe we were a “passive foreign investment company” or PFIC, for U.S. federal income tax purposes, for our previous taxable year and we do not anticipate being a PFIC for our current taxable year. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of our income constitute passive income for PFIC purposes, there can be no assurance that we will not be considered a PFIC for any current, prior or future taxable year.
Based on existing guidance, it is not entirely clear whether dividends received with respect to New Shares or New ADSs will be treated as qualified dividends, because the shares of our common stock are not themselves listed on a U.S. exchange. U.S. Holders should consult their own tax advisors to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.
The amount of a dividend generally will be treated as foreign-source dividend income to a U.S. Holder for foreign tax credit purposes. As discussed in more detail below under “ — Foreign Tax Credits,” Chilean withholding tax is likely to be treated as an eligible foreign income tax (after taking into account any credit in Chile against such withholding tax). As such, subject to generally applicable limitations, a U.S. Holder may claim a credit against its U.S. federal income tax liability for the eligible Chilean taxes withheld from distributions on New Shares or New ADSs (after taking into account any credit in Chile against such withholding tax). If the dividends are taxed as qualified dividend income (as discussed above), special rules will apply in determining the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation. The rules relating to foreign tax credits are complex. U.S. Holders are urged to consult their own tax advisors regarding the treatment of Chilean withholding taxes imposed on distributions on New Shares or New ADSs.
Sale or Other Disposition of New Shares or New ADSs
The gain or loss a U.S. Holder realizes on the sale or other disposition of New Shares or New ADSs generally will be U.S.-source capital gain or loss for foreign tax credit purposes, and generally will be a long-term capital gain or loss if the U.S. Holder has held the New Shares or New ADSs for more than one year. The gain or loss will equal the difference between the U.S. Holder’s tax basis in the New Shares or New ADSs disposed of and the amount realized on the disposition (including any amount withheld in respect of Chilean withholding taxes; see “ — Material Chilean Tax Consequences — Taxation of Shares and ADSs”), in each case as determined in U.S. dollars. A U.S. Holder’s tax basis in the New Shares or New ADSs acquired pursuant to the exercise of the share rights or ADS rights will be as described above under “ — Certain Material U.S. Federal Income Tax Consequences of the Rights Offering — Exercise of Share Rights or ADS Rights.” Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. In addition, certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers.
In certain circumstances, Chilean taxes may be imposed upon the sale or other disposition of New Shares (but not New ADSs). See “ — Material Chilean Tax Consequences — Taxation of Shares and ADSs.” See the discussion below under “ — Foreign Tax Credits” regarding a U.S. Holder’s ability to obtain a foreign tax credit with respect to such taxes.
Foreign Tax Credits
Subject to applicable limitations that may vary depending upon a U.S. Holder’s circumstances, a U.S. Holder may claim a credit against its U.S. tax liability for Chilean income taxes (or taxes imposed in lieu of an income tax) imposed in connection with the rights offerings and on distributions on and proceeds from the sale or other disposition of New Shares or New ADSs. Chilean dividend withholding taxes generally are expected to be income taxes eligible for the foreign tax credit. The Chilean capital gains tax is likely to be treated as an income tax (or a tax paid in lieu of an income tax) and thus eligible for the foreign tax credit; however, a U.S. Holder generally may claim a foreign tax credit only after taking into account any available opportunity to reduce the Chilean capital gains tax, such as the reduction for the credit for Chilean corporate income tax that is taken into account when calculating Chilean withholding tax, as discussed below under “ — Chilean Tax Considerations — Taxation of Shares and ADSs.” Any gain from the sale of New Shares will be U.S.-source gain. A U.S. Holder would be entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that was attributable to foreign-source income. Therefore, if a Chilean tax is imposed on the sale or disposition of New Shares, and a U.S. Holder does not have sufficient foreign-source income from the U.S. Holder’s other investments, such U.S. Holder may not be able to credit such Chilean tax against its U.S. federal income tax liability. If a Chilean tax is not treated as an income tax (or a tax paid in lieu of an income tax) for U.S. federal income tax purposes, a U.S. Holder would be unable to claim a foreign tax credit for any such Chilean tax withheld; however, a U.S. Holder may be able to deduct such tax in computing its U.S. federal income tax liability, subject to applicable limitations. In addition, instead of claiming a credit, a U.S. Holder may, at the U.S. Holder’s election, deduct such Chilean taxes in computing the U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The calculation of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign income taxes, the availability of deductions, involves the application of complex rules that depend on such U.S. Holder’s particular circumstances. U.S. Holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.
Passive Foreign Investment Company Rules
Based on the past and project composition of our income and assets, the valuation of our assets, and relevant market and shareholder data, we do not believe we were a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our previous taxable year and we do not anticipate being a PFIC for our current taxable year. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of our income constitute passive income for PFIC purposes, there can be no assurance that we will not be considered a PFIC for any current, prior or future taxable year. If we were a PFIC for any taxable year during which a U.S. Holder held New Shares or New ADSs (or, under proposed Treasury regulations, share rights or ADS rights), certain adverse consequences could apply to the U.S. Holder, including the imposition of higher amounts of tax than would otherwise apply, and additional filing requirements. In addition, if we were treated as a PFIC in a taxable year in which we pay a dividend or in the prior taxable year, the favorable dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply (see “ — Taxation of Distributions” above). If we determine that we are a PFIC in future taxable years, U.S. Holders may be able to make certain elections that would mitigate the consequences of our status as a PFIC, including by electing to mark shares of our common stock or ADSs to market annually. U.S. Holders should consult their own tax advisors regarding the consequences to them if we were a PFIC, as well as the availability and advisability of making any election that might mitigate the adverse consequences of PFIC status.
Required Disclosure with Respect to Foreign Financial Assets
Certain U.S. Holders are required to report information relating to an interest in New Shares or New ADSs to the IRS, subject to certain exceptions (including an exception for New Shares or New ADSs held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, to their tax return for each year in which they hold an interest in the New Shares or New ADSs.
Transfer Reporting Requirements
A U.S. Holder that subscribes for New Shares or New ADSs may be required to file IRS Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, with the IRS if the aggregate subscription price paid by the U.S. Holder, when aggregated with all transfers of cash made by the U.S. Holder (or any related person) to us within the preceding twelve-month period, exceeds US$100,000 (or its foreign currency equivalent). U.S. Holders that are required to file IRS Form 926, but fail to do so, could be subject to substantial penalties.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
A U.S. Holder should consult its own tax advisors with respect to the particular consequences to it of receiving, exercising or disposing of share rights or ADS rights and of owning and disposing of New Shares or New ADSs.
Material Chilean Tax Consequences
The following discussion summarizes material Chilean income and withholding tax consequences to Foreign Holders (as defined below) arising from the ownership and disposition of share rights, ADS rights, shares and ADSs. The summary which follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of share rights, ADS rights, shares or ADSs and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.
As used herein, the term “Foreign Holder” means either:
•
in the case of an individual holder, a person who is not a resident of or domiciled in Chile; for purposes of Chilean taxation, (a) an individual is resident of Chile if he or she has resided in Chile, uninterrupted or not, for a period or periods that in total exceed 183 days, within any twelve-month periods; or (b) an individual is domiciled in Chile if he or she resides in Chile with the intention of remaining in Chile (such intention to be evidenced by circumstances such as the acceptance of employment within Chile or the relocation of the individual’s family to Chile), or

•
in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative or permanent establishment of such entity in Chile.

Under Chilean law, certain provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be amended by another statute. In addition, the Chilean tax authorities issue rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations. Chilean tax authorities may, however, change such rules, regulations and interpretations prospectively. There is currently no applicable income tax treaty in effect between Chile and the United States. However, in 2010, Chile and the United States signed an income tax treaty that has not yet been ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between Chile and the United States.
This discussion:
•
is based upon the tax laws of Chile as in effect on the date of this prospectus supplement, including applicable regulations and rulings, and including ruling No. 324 of January 29, 1990, of the Chilean Internal Revenue Service (Servicio de Impuestos Internos, or the “SII”); and

•
is not intended as Chilean tax advice to any particular Foreign Holder, which can be rendered only in light of its particular circumstances, and does not purport to be a complete analysis of the potential Chilean tax consequences that may be important to a Foreign Holder based on that Foreign Holder’s particular tax situation or circumstances.

We have not sought and will not seek any rulings from the SII with respect to any matter discussed herein. No assurance can be given that the SII would not assert, or that a court would not sustain a position contrary to any of the tax characterizations and tax consequences set forth below.

Taxation on Capital Gains
Taxation on Sale or Exchange of ADSs Outside of Chile
Gains obtained by a Foreign Holder from the sale or exchange of ADSs outside Chile will not be subject to Chilean taxation.
Taxation on Sale or Exchange of Shares
The Chilean Income Tax Law includes a tax exemption on capital gains arising from the sale of shares of listed companies traded in the stock markets. Although there are certain restrictions, in general terms, the amendment provides that in order to qualify for the capital gain exemption: (i) the shares must be of a publicly held stock corporation with a “sufficient stock market liquidity” status in the Chilean Stock Exchanges; (ii) the sale must be carried out in a Chilean Stock Exchange authorized by the CMF, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law or as the consequence of a contribution to a fund as regulated in Section 109 of the Chilean Income Tax Law; (iii) the shares which are being sold must have been acquired on a Chilean Stock Exchange, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or due to the exchange of convertible publicly offered securities, or due to the redemption of a fund’s quota as regulated in Section 109 of the Chilean Income Tax Law; and (iv) the shares must have been acquired after April 19, 2001. For purposes of considering the ADSs as convertible publicly offered securities, they should comply with the requirements set forth by ruling No. 1,480 of August 22, 2014, of the SII, which, among other requirements, requires the ADSs to be registered in the Chilean foreign securities registry (or be expressly excluded from such registry by the CMF).
If the shares do not qualify for the above exemption, capital gains on their sale could be subject to a 35% Chilean withholding tax. Such rate could be reduced by the application of a double tax treaty entered into by Chile. Provisional withholding obligations are applicable under Chilean law based on different rates depending on whether the capital gain can be determined at the time of the sale.
The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.
Taxation of Share Rights and ADS Rights
For Chilean tax purposes and to the extent we issue any share rights or ADS rights, the receipt of share rights or ADS rights by a Foreign Holder of shares or ADSs pursuant to a rights offering is a nontaxable event. In addition, there are no Chilean income tax consequences to Foreign Holders upon the exercise or the lapse without value of the share rights or the ADS rights.
Any gain on the sale, exchange or transfer of any ADS rights by a Foreign Holder is not subject to taxes in Chile.
Any gain on the sale, exchange or transfer of the share rights by a Foreign Holder is subject to a 35% Chilean withholding tax.
Other Chilean Taxes
There is no gift, inheritance, succession or wealth tax applicable to the ownership, transfer or disposition of ADSs by Foreign Holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a Foreign Holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.
Chilean Tax Consequences of Ownership of Shares or ADSs by Foreign Holders
Ownership and Disposition of Shares and ADSs
The following discussion summarizes material Chilean income and withholding tax consequences to Foreign Holders arising from the ownership and disposition of shares and ADSs and, to the extent any are issued, share rights and ADS rights. The summary that follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of shares or ADSs and share rights or ADS rights, if any, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.
Taxation of Shares and ADSs
Taxation of Cash Dividends and Property Distributions
Cash dividends paid with respect to the shares or ADSs held by a Foreign Holder will be subject to Chilean withholding tax, which is withheld and paid by the company. The amount of the Chilean withholding tax is determined by applying a 35% rate to a “grossed-up” distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean CIT paid by the issuer), and then subtracting as a credit all or part of such Chilean CIT paid by the issuer.
The company pays CIT on its annual result. Foreign and local individual shareholders will only pay in Chile the relevant tax on effective profit distributions and will be allowed to use the CIT paid by the distributing company as credit, with certain limitations. Only 65% of the CIT is creditable against the 35% Chilean withholding tax. However, if there is a tax treaty signed before January 1, 2020 between Chile and the jurisdiction of residence of the shareholder (even if not yet in effect), the CIT is fully creditable against the 35% withholding tax. This is the case of the tax treaty signed between Chile and the United States. In the case of treaties signed prior to January 1, 2020 that have not been enacted, a temporary rule permits the application of the 100% of CIT as a credit until December 31, 2026 or thereafter if such treaty is enacted on or before December 31, 2026. For the year 2020, the Chilean CIT applicable to SQM is a rate of 27%, and depending on the circumstances mentioned above, the Foreign Holder may apply 100% or 65% of the CIT as a credit.
The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a Foreign Holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean CIT rate of 27% (the CIT rate for 2018 and later) and a distribution of 50% of the net income of the company distributable after payment of the Chilean CIT:
Line	Concept and calculation assumptions	Amount Tax treaty resident	Amount Non-tax treaty resident
1	Company taxable income (based on Line 1 = 100)	100.0	100.0
2	Chilean corporate income tax : 27% × Line 1	27	27
3	Net distributable income: Line 1 - Line 2	73	73
4	Dividend distributed (50% of net distributable income): 50% of Line 3	36.5	36.5
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	17.5	17.5
6	Credit for 50% of Chilean corporate income tax : 50% of Line 2	13.5	13.5
7	CIT partial restitution (Line 6 - 35%)(1)	—	4.725
8	Net withholding tax: Line 5 - Line 6 + Line 7	4	8.725
9	Net dividend received: Line 4 - Line 8	32.5	27.775
10	Effective dividend Withholding rate : Line 8 / Line 4	10.95%	23.90%

(1)
Only applicable to non-tax treaty jurisdiction resident. From a practical standpoint the foregoing means that the CIT is only partially creditable (65%) against the withholding tax (i.e., CIT of 8.725%).

However, for purposes of the foregoing, the Chilean tax authorities have not clarified whether the taxpayer residence will be considered the address of the ADS holder or the depository’s address.

DEALER MANAGERS, PLACEMENT AGENTS AND UNDERWRITERS
We have entered into a dealer manager, placement facilitation and underwriting agreement with BofA Securities, Inc., J.P. Morgan Securities LLC, Banco BTG Pactual S.A. — Cayman Branch, and Larraín Vial S.A. Corredora de Bolsa, together with any of their respective affiliates, as representatives of the dealer managers and, if we enter into a placement facilitation supplement with the placement agents, of placement agents in connection with the rights offering and, if we enter into an underwriting agreement supplement with the underwriters, of the underwriters in connection with the public offering of ADSs. Larraín Vial S.A. Corredora de Bolsa is not expected to participate in any underwriting on a firm commitment basis.
We have agreed to pay commissions to the dealer managers, placement agents and/or underwriters of up to approximately US$23.5 million in the aggregate depending on the number of Series B shares (including shares represented by ADSs) that are subscribed, placed and/or sold (including through a potential underwritten offering (if any) as further described below). Subject to the terms and conditions of the dealer manager, placement facilitation and underwriting agreement we may enter into a placement facilitation supplement pursuant to which the dealer managers may also act as placement agents with respect to any Series B shares that are not subscribed for in the rights offering. In addition, we have agreed to reimburse the dealer managers, placement agents and underwriters for their reasonable out-of-pocket expenses.
Subject to the terms and conditions of the dealer manager, placement facilitation and underwriting agreement, we may enter into an underwriting agreement supplement pursuant to which we will agree to sell to the underwriters, and each underwriter will severally agree to purchase, at a price to be determined and to be set forth in the underwriting agreement supplement, up to a number of shares represented by ADSs that are not subscribed for in the rights offering. The underwriters will not be obligated to purchase any shares or ADSs from us on a firm commitment basis unless we and the underwriters determine to enter into such underwriting agreement supplement.
If we enter into the underwriting agreement supplement with the underwriters, we will offer the ADSs described in this prospectus supplement and accompanying prospectus through the underwriters, and each underwriter will agree, severally and not jointly, to purchase from us a certain number of ADSs at a price per ADS to be set forth in such underwriting agreement supplement.
The underwriters will be committed to purchase such number of ADSs offered by us, if any, as we and they agree pursuant to an underwriting agreement supplement. The dealer manager, placement facilitation and underwriting agreement also provides that if an underwriting agreement supplement is executed and an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
If any of the underwriters is not a U.S. registered broker-dealer and, to the extent that they intend to effect any sales of the ADSs in the United States, they will do so through one or more U.S. registered broker-dealers or through their U.S. registered broker-dealer affiliates. Banco BTG Pactual S.A.— Cayman Branch is not a broker-dealer registered with the SEC, and therefore may not make sales of any ADSs in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent Banco BTG Pactual S.A.—Cayman Branch intends to effect sales of the ADSs in the United States, it will do so only through BTG Pactual US Capital, LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.
The underwriters propose to offer the ADSs directly to the public at an initial public offering price to be determined at the time any underwriting agreement supplement is executed. Sales of ADSs made outside of the United States may be made by affiliates of the underwriters. Larraín Vial S.A. Corredora de Bolsa is acting as dealer manager in connection with the rights offering, but is not expected to participate in any subsequent underwriting on a firm commitment basis.
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the commissions paid to the dealer managers, placement agents and/or underwriters will be approximately US$1.5 million.
A prospectus in electronic format may be made available on the web sites maintained by one or more dealer managers, placement agents or underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the CMF or the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our shares or securities convertible into or exchangeable or exercisable for any of our shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares or such other securities, in cash or otherwise), in each case without the prior written consent of BofA Securities, Inc., J.P. Morgan Securities LLC and Banco BTG Pactual S.A. — Cayman Branch for a period of 90 days after the date of this prospectus supplement and accompanying prospectus (the “Restricted Period”), other than shares or ADSs to be sold pursuant to the rights offering and any underwriting agreement supplement.
Our directors and executive officers have entered into lock-up agreements with the dealer managers, placement agents and underwriters prior to the commencement of this rights offering pursuant to which each of these persons or entities, with limited exceptions, during the Restricted Period, may not, without the prior written consent of BofA Securities, Inc., J.P. Morgan Securities LLC and Banco BTG Pactual S.A. — Cayman Branch, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our shares or any securities convertible into or exercisable or exchangeable for our shares (including, without limitation, shares or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any of our shares or any security convertible into or exercisable or exchangeable for our shares.
We have agreed to indemnify the several dealer managers, any placement agents and any underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the dealer managers, any placement agents and any underwriters may be required to make in respect of those liabilities.
Our Series A and Series B common stock are listed on the Santiago Stock Exchange. Our ADSs representing shares of our Series B common stock have been listed on the New York Stock Exchange since 1993. Our ticker symbols on the Santiago Stock Exchange for our Series A and Series B common stock are “SQM-A” and “SQM-B,” respectively, and our ticker symbol on the NYSE for the ADSs is “SQM.”
Other than in the United States and Chile, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose comes possession this prospectus supplement and accompanying prospectus and are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The dealer managers, placement agents and underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the dealer managers, placement agents and underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the dealer managers, placement agents and underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer managers, placement agents and underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
General
Other than in the United States, no action has been taken by us or the dealer managers, placement agents or underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the dealer managers, placement agents or underwriters; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or any dealer manager, placement agent or underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the dealer managers, placement agents or underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any securities being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the dealer managers, placement agents or underwriters have been obtained to each proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
United Kingdom
No securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:
(a)   to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the U.K. Prospectus Regulation); or
(c)   in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”),
provided that no such offer of the shares shall require us or any dealer manager, placement agent or underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the U.K. Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the “Order,” and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the FSMA. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. Any person in the UK who is not a relevant person must not act on or rely upon this document or any of its contents.
Canada
This document is not, and under no circumstances is to be construed as, an advertisement or a public offering of the securities referred to herein in Canada. No securities commission or similar authority in Canada has reviewed or in any way passed upon this document or the merits of the securities described and any representation to the contrary is an offence. This offering is being made by a non-Canadian issuer using disclosure documents prepared in accordance with non-Canadian securities laws. Holders of our securities in Canada should be aware that these requirements may differ significantly from those in Canada. Investors in Canada are permitted to participate in the distribution of the Preemptive Share Rights and Preemptive ADS Rights on the basis that the distribution is being effected pursuant to an exemption from the requirement to qualify the distribution by a prospectus filed and receipted by Canadian securities regulatory authorities. This exemption is available due to our understanding of the limited holdings by Canadian residents of our securities. It is a requirement of this exemption that we file on SEDAR (www.sedar.com) and send to each holder of Series B common stock or ADSs resident in Canada the same materials sent to other security holders of the Company. The exercise of the Preemptive Share Rights and Preemptive ADS Rights to acquire shares of Series B common stock or ADSs, respectively, will also be subject to an exemption from the prospectus requirements of applicable Canadian securities laws. Any resale of any of the foregoing securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
The shares of Series B common stock that are not subscribed for in the rights offering and sold by a placement agent, and the ADSs offered by an underwriter pursuant to an underwriting agreement supplement (collectively, “marketed securities”), may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 — Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of such securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Pursuant to section 3A.3 of National Instrument 33-105 — Underwriting Conflicts (“NI 33-105”), placement agents and underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with an offering of marketed securities.
Securities legislation in certain provinces or territories of Canada may provide a purchaser of marketed securities with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. A purchaser of marketed securities should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Germany
Each person who is in possession of this prospectus is aware of the fact that no German securities prospectus (wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapier-prospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the securities. In particular, each dealer manager, placement agent and underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in the Federal Republic of Germany within the meaning of the Act with respect to any of the securities otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.
Japan
The securities have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the securities nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Hong Kong
The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance

(Cap. 571 of the Laws of Hong Kong), or the SFO, of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong), or the CO, or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:
(a)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of securities, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the securities are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
The prospectus supplement is not intended to constitute an offer to the public or solicitation to purchase or invest in the securities. The securities have not been and will not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) except (i) to investors that qualify as professional clients within the meaning of the FinSA or (ii) in any other circumstances falling within article 36 para. 1 of the FinSA.
The securities have not been and will not be admitted to any trading venue, exchange or multilateral trading facility in Switzerland. Neither the prospectus supplement, nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA. The prospectus supplement has not been and will not be reviewed or approved by a Swiss review body and does not comply with the disclosure requirements applicable to a prospectus pursuant to the FinSA. Neither the prospectus supplement, nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
The securities have not been offered, sold or advertised, directly or indirectly, to the public in, into or from Switzerland, and the prospectus supplement or any other offering or marketing material relating to the securities has not been distributed, or otherwise been made available, and will not be distributed or otherwise made available, to the public in Switzerland.
United Arab Emirates
This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities may not be offered to the public in the UAE and/or any of the free zones.
The securities may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.
France
This prospectus supplement (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).
This prospectus supplement has not been and will not be submitted to the French Autorité des marchés financiers (the “AMF”) for approval in France and accordingly may not and will not be distributed to the public in France.
Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:
1.
the transaction does not require a prospectus to be submitted for approval to the AMF;

2.
persons or entities referred to in Point 2°, Section II of Article L.411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

3.
the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus supplement has been distributed on the understanding that such recipients will only participate in the issue or sale of our common stock for their own account and undertake not to transfer, directly or indirectly, our common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the securities may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.
The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian onsale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Brazil
The securities have not been, and will not be, registered with the Comissão de Valores Mobiliários, or CVM. Any public offering or distribution, as defined under Brazilian laws and regulations, of the securities in Brazil is not legal without such prior registration. Documents relating to the offering of the securities, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of the securities is not a public offering of securities in Brazil, nor may they be used in connection with any offer for subscription or sale of the securities to the public in Brazil. The securities will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering or distribution of securities under applicable Brazilian laws and regulations.

LEGAL MATTERS
Certain matters of Chilean law, including the validity of the Series B Shares and rights to subscribe for Series B Shares and certain tax matters, will be passed upon for us by Claro y Cía., Santiago, Chile. Certain matters of New York law and U.S. federal income tax law relating to this offering will be passed upon for us by Winston & Strawn LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the dealer managers, placement agents and any underwriters by Davis Polk & Wardwell LLP, New York, New York and Philippi Prietocarrizosa Ferrero DU & Uría, Santiago, Chile.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers Consultores Auditores S.p.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
Sociedad Química y Minera de Chile S.A.
Shares of Series B Common Stock
Rights to Subscribe for Shares of Series B Common Stock

We or any selling shareholder identified in a prospectus supplement may from time to time, in one or more offerings, offer our shares of Series B common stock in the form of common stock or in the form of American Depositary Shares, or the ADSs. Each ADS represents one share of Series B common stock. We may from time to time also offer rights to subscribe for shares of our Series B common stock.
This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we or a selling shareholder offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.
Our shares of Series A and Series B common stock are listed on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange, which we refer to collectively as the Chilean Stock Exchanges, under the symbols “SQM-A” and “SQM-B,” respectively. The ADSs are listed on the New York Stock Exchange under the symbol “SQM.” On March 18, 2021, the last reported sale price of our Series B shares on the Santiago Stock Exchange was Ch$39,699 per share, the last reported sale price of our Series B shares on the Chilean Electronic Stock Exchange was Ch$40,567 per share, and the last reported sale price of the ADSs on the New York Stock Exchange was US$53.79 per ADS. If we decide to list any of the other securities that may be offered hereunder on a national stock exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect to begin trading.
Investing in the securities described herein involves risks. See “Risk Factors” beginning on page 1 of our annual report on Form 20-F for the year ended December 31, 2020 incorporated by reference into this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Our company and our shares of Series B common stock have been registered with the Comisión para el Mercado Financiero (the Chilean Financial Market Commission, or the CMF). The CMF has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or the Spanish language prospectus that will be used in Chile is truthful or complete.
This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.
We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is March 19, 2021

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, pursuant to the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.
Unless the context otherwise requires, references in this prospectus, to “SQM,” the “Company,” “we,” “us” and “our” are to Sociedad Química y Minera de Chile S.A. and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file annual and current reports and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. Information about us, including our SEC filings, is also available on our website at www.sqm.com. We are an issuer in Chile of securities registered with the CMF. Shares of our Series B common stock are traded on the Chilean Stock Exchanges under the symbol “SQM-B.” Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) with the CMF and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.sqm.com and www.cmfchile.cl. The information contained on and linked from our Internet site or the CMF site is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE
We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:
•
incorporated documents are considered part of this prospectus;

•
we are disclosing important information to you by referring you to those documents; and

•
information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in the registration statement of which this prospectus is a part) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:
•
Our Annual Report on Form 20-F for the year ended December 31, 2020 (the “2020 Form 20-F”); and

•
The description of our Series B shares and ADSs set forth in our Registration Statement on Form F-1 (Registration Number 33-65728), filed with the SEC, which description is incorporated by reference in our registration statement on Form 8-A (Registration Number 1-12250), filed pursuant to Section 12 of the Exchange Act, and any subsequent amendment or report filed for the purpose of updating any such description.

Except for the Reports on Form 6-K specifically described above, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Sociedad Química y Minera de Chile S.A., El Trovador 4285, 10th Floor, Las Condes, Santiago, Chile, Attention: Investor Relations, +562 2425-2000 or via e-mail to ir@sqm.com.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements are not based on historical facts and reflect our expectations for future events and results. Words such as “believe,” “expect,” “predict,” “anticipate,” “intend,” “estimate,” “should,” “may,” “likely,” “could” or similar expressions may identify forward-looking information. These statements appear throughout this prospectus and the documents incorporated herein by reference and include statements regarding the intent, belief or current expectations of the Company and its management, including but not limited to any statements concerning:
•
trends affecting the prices and volumes of the products we sell and the effects on our results;

•
level of reserves, quality of the ore and brines, and production levels and yields;

•
our capital investment program and financing sources;

•
our Sustainable Development Plan;

•
development of new products, anticipated cost synergies and product and service line growth;

•
our business outlook, future economic performance, anticipated profitability, revenues, expenses, or other financial items;

•
the future impact of competition; and

•
regulatory changes.

Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied in such forward-looking statements included in or incorporated by reference into this prospectus. Factors that could cause actual results to differ materially include, but are not limited to:
•
volatility of global prices for our products;

•
political, economic and demographic developments in certain emerging market countries, where we conduct a large portion of our business;

•
the impact of the global novel coronavirus (COVID-19) pandemic, including any new strain thereof and any associated economic downturn on our future operating and financial performance;

•
our ability to timely and efficiently implement any measures that are necessary to combat or reduce the impacts of the COVID-19 pandemic on our business, results of operations, cash flow, prospects, liquidity and financial condition;

•
changes in production capacities;

•
the nature and extent of future competition in our principal markets;

•
our ability to implement our capital expenditures program, including our ability to raise capital or obtain financing on favorable terms when required;

•
changes in raw material and energy prices;

•
currency and interest rate fluctuations;

•
risks relating to the estimation of our reserves;

•
changes in quality standards or technology applications;

•
adverse legal, regulatory or labor disputes or proceedings;

•
changes in governmental regulations;

•
a potential change of control of our company; and

•
additional risk factors discussed in “Item 3. Key Information — Risk Factors” in the 2020 Form 20-F and in any prospectus supplement under the heading “Risk Factors.”

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus or in the documents incorporated by reference herein to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.
For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

OUR COMPANY
We believe that we are the world’s largest producer of potassium nitrate and iodine and one of the world’s largest lithium producers. We also produce specialty plant nutrients, iodine derivatives, lithium derivatives, potassium chloride, potassium sulfate and certain industrial chemicals (including industrial nitrates and solar salts). Our products are sold in approximately 110 countries through our worldwide distribution network, with 91% of our sales in 2020 derived from countries outside Chile.
Our products are mainly derived from mineral deposits found in northern Chile. We mine and process caliche ore and brine deposits. The caliche ore in northern Chile contains the only known nitrate and iodine deposits in the world and is the world’s largest commercially exploited source of natural nitrates. The brine deposits of the Salar de Atacama, a salt-encrusted depression in the Atacama Desert in northern Chile, contain high concentrations of lithium and potassium, as well as significant concentrations of sulfate and boron.
From our caliche ore deposits, we produce a wide range of nitrate-based products used for specialty plant nutrients and industrial applications, as well as iodine and iodine derivatives. At the Salar de Atacama, we extract brines rich in potassium, lithium, sulfate and boron in order to produce potassium chloride, potassium sulfate, lithium solutions and bischofite (magnesium chloride). We produce lithium carbonate and lithium hydroxide at our plant near the city of Antofagasta, Chile, from the solutions brought from the Salar de Atacama. We market all of these products through an established worldwide distribution network.
Our products are divided into six categories:
•
specialty plant nutrients;

•
iodine and its derivatives;

•
lithium and its derivatives;

•
potassium chloride and potassium sulfate;

•
industrial chemicals; and

•
other commodity fertilizers.

Specialty plant nutrients are premium fertilizers that enable farmers to improve yields and the quality of certain crops. Our main specialty fertilizer is potassium nitrate, which is used primarily in high value crops. Iodine and its derivatives are mainly used in the X-ray contrast media and biocides industries and in the production of polarizing film, which is an important component in LCD screens. Lithium and its derivatives are mainly used in batteries, greases and frits for production of ceramics. Potassium chloride is a commodity fertilizer that is produced and sold by us worldwide. Potassium sulfate is a specialty fertilizer used primarily for vegetables, fruits and industrial crops. Industrial chemicals have a wide range of applications in certain chemical processes such as the manufacturing of glass, explosives and ceramics. More recently, industrial nitrates are also being used in concentrated solar power plants as a means for energy storage. In addition, we complement our product portfolio through the buying and selling of other fertilizers in Chile and around the world.
For the year ended December 31, 2020, we had revenues of US$1,817.2 million, gross profit of US$482.9 million and profit attributable to controlling interests of US$164.5 million. Our worldwide market capitalization as of December 31, 2020 was approximately US$11.0 billion.
Our Series A and Series B common stock are listed on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange. Our Series B American Depositary Shares (“ADSs”) have been listed on the New York Stock Exchange (the “NYSE”) since 1993. Our ticker symbols on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange for our Series A and Series B common stock are “SQM-A” and “SQM-B,” respectively, and our ticker symbol on the NYSE for the ADSs is “SQM.”
Our principal executive offices are located at El Trovador 4285, 6th Floor, Las Condes, Santiago, Chile and our general telephone number is +562 2425-2000.

USE OF PROCEEDS
Except as may otherwise be described in a prospectus supplement, we intend to use the net proceeds from the offerings hereunder for general corporate purposes, including funding working capital and capital expenditures and possible acquisitions, as well as repayment of outstanding debt. Subject to contractual or other legal restrictions, we may make available all or a portion of the net proceeds from the sale of securities to our subsidiaries and investees through intercompany loans or other means.
We will not receive any of the proceeds for the shares of our Series B common stock, ADSs or rights to be sold by any selling shareholder. Such proceeds will be received by such selling shareholder.

DESCRIPTION OF SHARE CAPITAL
Set forth below is certain information concerning our share capital and a brief summary of certain significant provisions of Chilean law and our By-laws.
General
Shareholders’ rights in Chilean companies are governed by the company’s by-laws (estatutos), which have the same purpose as the articles or certificate of incorporation and the by-laws of a company incorporated in the United States. Shareholders’ rights in a publicly held corporation are governed by the corporation’s by-laws (which effectively serve the purpose of both the articles and certificate of incorporation and the by-laws of a company incorporated in the United States) and by the provisions of both the Ley de Sociedades Anóminas No. 18,046 (Chilean Corporations Act) and by the Ley de Mercado de Valores No. 18,045 (Chilean Securities Market Act) applicable to open stock corporations. In addition, D.L. 3500, or the Pension Funds’ System Law, which permits the investment by Chilean pension funds in stock of qualified companies, indirectly affects corporate governance and prescribes certain rights of shareholders. In accordance with the Chilean Corporations Act, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the Board of Directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (US$ 194,025 as of December 31, 2020) do not have the option to bring the procedure to the courts.
The Chilean securities markets are principally regulated by the Chilean Securities Market Act, the Chilean Corporations Act and the rules and regulations of the CMF. The CMF was created and is regulated by Law No. 21,000, published in the Official Gazette on February 23, 2017 and rectified on March 4, 2017 (the “CMF Law”).
The Chilean Securities Market Act sets forth requirements relating to public offerings, stock exchanges and brokers, outlines disclosure requirements for publicly held corporations that issue publicly held securities, regulates insider trading, prohibits price manipulation activities, and grants protection to investors. It also governs the activities of the stock exchanges, stockbrokers and broker dealers and sets forth several requirements, such as the constitution of a guarantee, the obligation to provide information to the public through the CMF and the exchanges on a regular basis and the obligation to comply with all laws and regulations. Stock exchanges are regulated by the Chilean Securities Market Act, the CMF Law and CMF regulations and each respective stock exchange’s by-laws and regulations.
The Chilean Corporation Act sets forth the rules and requirements to create stock corporations, classifying them as (i) publicly held corporations, (ii) special corporations (subject to CMF oversight), and (iii) closely held stock corporations.
The Chilean Corporations Act and the Chilean Securities Market Act, both as amended, also provide rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committees, independent directors, stock options and derivative actions.
Public Register
We are a publicly held limited liability stock corporation incorporated under the laws of Chile. We were constituted by public deed issued on June 17, 1968 by the Notary Public of Santiago, Mr. Sergio Rodríguez Garcés. Our existence was approved by Decree No. 1,164 of June 22, 1968 of the Chilean Ministry of Finance, and we were registered on June 29, 1968 in the Registry of Commerce of Santiago (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago), on page 4,533 No. 1,991.
Shares
Under the Company’s By-laws, the Company’s share capital is divided into shares of Series A common stock (“Series A Shares”) and shares of Series B common stock (“Series B Shares”). Series A Shares and Series B Shares have the same economic rights (i.e., both series are entitled to share equally in any dividends declared on the outstanding stock) and voting rights at any shareholders meeting, whether ordinary or extraordinary, with the exception of the election of the Board, in which the Series A Shareholders elect seven directors and the Series B Shareholders elect one director. However, the director elected by the Series B Shareholders cannot vote in the election of the Chairman of the Board if a tie has occurred in the first voting process. As of March 18, 2021, there were 142,819,552 Series A Shares and 120,376,972 Series B Shares outstanding.
Dividends are distributed annually to the Series A and Series B Shareholders of record on the fifth business day prior to the date for payment of the dividends. The Company’s By-laws do not specify a time limit after which dividend entitlement elapses but Chilean regulations establish that after five years, unclaimed dividends are to be donated to the fire department.
Article 5 of the Company’s By-laws establishes that Series B Shares may in no case exceed 50% of SQM’s issued, outstanding and paid stock. Series B Shares have a restricted right to vote as they can only elect one director of the Company, regardless of their share of the Company’s capital stock. Series B Shares have the right to call for an Ordinary or Extraordinary Shareholders’ Meeting when the shareholders of at least 5% of the Series B Shares issued so request and for an Extraordinary Board of Directors Meeting without the Chairman’s authorization when it is requested by the director elected by the holders of the Series B Shares. Series A Shares have the option to exclude the director elected by holders of Series B Shares from the voting process in which the Chairman of the Board is to be elected, if there is a tie in the first voting process. However, subject to the second transitory article described below, articles 31 and 31 bis of the Company’s By-laws establish that in General Shareholders’ Meetings each shareholder will have a right to one vote for each share he owns or represents and (a) that no shareholder will have the right to vote for himself or on behalf of other shareholders of the same Series A or Series B Shares representing more than 37.5% of the total outstanding shares with right to vote of each Series and (b) that no shareholder will have the right to vote for himself or on behalf of other shareholders representing more than 32% of the total outstanding shares with a right to vote, with any excess being deducted from the number of shares such shareholder may vote. In calculating a single shareholder’s ownership of Series A or B shares, the shareholder’s stock and those pertaining to third parties related to them are to be added.
The second transitory article provides as follows:
“Throughout the period running from the date of the extraordinary shareholders’ meeting at which this transitory article is incorporated, and December 31, 2030, the restriction against voting on behalf of more than 37.5% of any series of shares in the Company, established in article 31 hereof, shall be subject to the following exception, applicable only to the election of board members by means of Series A shares in the Company: If two or more persons, regardless of whether or not they are related parties to each other (the incoming shareholders), act prior to December 31, 2030 such as to acquire a sufficient number of Series A shares to allow them to hold voting powers for the selection of directors of the Company amounting to more than 37.5% of that series, then any registered shareholder or group of shareholders holding more than 37.5% of all Series A shares in the Company shall be entitled to vote for the selection of directors of the Company amounting to whichever is less, between a number of the Series A shares that are held (i) by existing shareholders as of that date, and (ii) by the incoming shareholders with voting rights. Similarly, if for any reason a registered shareholder in the Company as of the date hereof who holds more than 37.5% of Series A shares in the company between the date hereof and December 31, 2030, comes to hold more voting shares for the selection of directors of the Company than the votes allocated for holding 37.5% of said Series A shares, either through a joint action agreement with other shareholders, including existing shareholders, or by any other means, then any other shareholder or group of shareholders in the Company that is not a related party to the same and holds more than 37.5% of all voting Series A shares in the Company, including both existing and incoming shareholders, shall be entitled to vote for the selection of directors of the Company in accordance with whichever number of Series A shares in the Company is the lesser, between (i) the number held by this shareholder or group of shareholders, and (ii) the existing shareholder may have the capacity to vote in excess of the restriction amounting to 37.5% of said shares.”
Article 5 bis of the Company’s By-laws establishes that no person may directly or by means of related third persons concentrate more than 32% of the Company’s total shares with right to vote.

Each Series A Share and Series B Share is entitled to share equally in the Company’s profits (i.e., they have the same rights on any dividends declared on the outstanding shares of the Company).
The Company’s By-laws do not contain any provision relating to (a) redemption provisions (b) sinking funds or (c) liability to capital calls by the Company.
As established in article 103 of the Chilean Corporations Act, a company subject to the supervision of the CMF may be liquidated in the following cases:
(a)
Expiration of the duration term, if any, as established in its by-laws;

(b)
All the shares end up in the possession of one person for more than ten continuous days;

(c)
By agreement of an Extraordinary Shareholders’ Meeting;

(d)
By revocation, pursuant to applicable laws, of the decree that authorized its existence; and

(e)
Any other reason contemplated in its by-laws.

Article 40 of the Company’s By-laws states that in the event of liquidation, the shareholders’ meeting will appoint a three-member receiver committee that will have the authority to carry out the liquidation process. Any surplus will be distributed equally among the shareholders.
The only way to change the rights of the holders of the Company’s shares is by modifying its By-laws, which can only be carried out by an Extraordinary Shareholders’ Meeting, as established in article 28 of the Company’s By-laws.
Shareholders’ Meetings
Article 29 of the Company’s By-laws states that the call to a shareholders’ meeting, either Ordinary or Extraordinary, will be by means of a highlighted public notice that will be published at least three times, and on different days, in the newspaper of the legal address determined by the shareholders’ meeting, and in the way and under the conditions indicated by the regulations. Additionally, a notice will be sent by mail to each shareholder at least fifteen days prior to the date of the meeting, which shall include a reference of the matters to be addressed at the meeting. However, those meetings with the full attendance of the shares with right to vote may be legally held, even if the foregoing formal notice requirements are not met. Notice of any shareholders’ meeting shall be delivered to the CMF at least fifteen days in advance of such meeting.
Any holder of Series A and/or Series B Shares registered in the Company’s shareholder registry on the fifth business day prior to the date of the meeting will have a right to participate at that meeting.
Article 67 of the Chilean Corporations Act provides that decisions made at Extraordinary Shareholders’ Meeting on the following matters require the approval of 2/3 of the outstanding shares with voting rights: (1) transformation or division of the Company and its merger with another company; (2) modification of the Company’s term of duration, if any; (3) early dissolution of the Company; (4) change of the corporate domicile; (5) capital decrease; (6) approval of contributions and estimation of non-cash assets; (7) modification of powers reserved for Shareholders’ Meetings or limitations on powers of the Board of Directors; (8) reduction in the number of members of the Board of Directors; (9) disposal of 50% or more of the Company’s assets, formulation or modification of any business plan exceeding the above percentage, disposal of 50% or more of an asset belonging to a subsidiary that represents at least 20% of the Company’s assets and disposal of shares of the referred subsidiary such that the parent company would lose its position as controller of the same; (10) method in which profits are distributed; (11) granting of real or personal guarantees as sureties for third-party obligations that exceed 50% of the Company assets, except for subsidiaries, in which case approval of the Board of Directors shall suffice; (12) acquisition of own shares as set forth in articles 27A and 27B of the Chilean Corporations Act; (13) other matters indicated in the By-laws; (14) amendment of the Company’s By-laws as a result of errors in the constitution process and amendments in the By-laws involving one or more of the matters stated in the preceding numbers; (15) forced sale of shares carried out by the controller who would acquire more than 95% of the Company’s shares in a tender offer, and (16) approval or ratification of proceedings or contracts with related parties in accordance with the provisions of articles 44 and 147 of the Chilean Corporations Act.
Amendments to the By-laws that are intended to create, modify, defer or suspend preferential rights shall be approved by 2/3 of the shares of the affected series.
The transformation of the Company, the merger of the same, the disposal of assets referred to in number (9) above, the constitution of guarantees set forth in number (11) above, the constitution of preferences or the increase, postponement or decrease of the existing preferences, the reparation of formal nullities incurred in the By-laws and the possession of more than 95% of the Company’s shares and other matters contemplated in the Chilean Corporations Act or in the By-laws, confer “withdrawal rights.”
Shareholder Restrictions
There are no restrictions on ownership or share concentration, or limiting the exercise of the related right to vote, by local or foreign shareholders other than as described above under “— Shares.”
Change in Control
The Company’s By-laws provide that no shareholder may hold more than 32% of the Company’s shares, unless the By-laws are modified at an Extraordinary Shareholders’ Meeting. Moreover, Title XXV of the Chilean Securities Market Act on tender offers and the applicable regulations of the CMF seeks to protect the interests of minority shareholders of open stock corporations in transactions involving a change in control, by requiring that the potential new controller purchase the shares owned by the remaining shareholders either in total or pro rata. The law applies to those transactions in which the controlling party would receive a material premium price compared with the price that would be received by the minority shareholders.
Title XXV of the Chilean Securities Market Act on tender offers and the applicable CMF regulations provide that the following transactions must be carried out through a tender offer:
(1)
An offer which allows a person to take control of a publicly held corporation, unless (i) the shares are being sold by a controlling shareholder of such company at a price in cash which is not substantially higher than the market price and the shares of such company are actively traded on a stock exchange, or (ii) those shares are acquired (a) through a capital increase, (b) as a consequence of a merger, (c) by inheritance or (d) through a forced sale.

(2)
An offer for a controlling percentage of the shares of a publicly held corporation if such person intends to take control of the parent company (whether listed or not) of such listed company, to the extent that the listed company represents 75% or more of the consolidated net worth of the parent company; and

(3)
Whenever a controlling shareholder acquires two thirds of the voting shares of a listed company, such controlling shareholder must offer to purchase the remaining shares from the minority shareholders in a tender offer, unless (i) the controlling shareholder has reached two thirds of the voting shares through a tender offer for all of the shares of the company, or (ii) it reaches such percentage as a result of a reduction of the capital of the company by operation of law.

The provisions of Title XXV do not apply, and as a result a mandatory tender offer is not required, for the acquisition of the following shares: (i) shares being sold by a controlling shareholder of such company at a price in cash which is not substantially higher than the market price and the shares of such company are actively traded on a stock exchange, or (ii) shares acquired (a) through a capital increase, (b) as a consequence of a merger, (c) by inheritance or (d) through a forced sale.
Article 200 of the Chilean Securities Market Act prohibits any shareholder that has taken control of a publicly held corporation to acquire, within 12 months from the date of the transaction that permitted such shareholder to take control of the company, a number of shares equal to or higher than 3% of the outstanding issued shares without making a tender offer at a price per share not lower than the price paid at the time of the change of control transaction. However, if the acquisition is made on a stock exchange and on a pro rata basis with the other shareholders, the controlling shareholder may purchase a higher percentage of shares, if permitted by the regulations of the stock exchange.
Should the acquisition from the other shareholders of the company be made on the floor of a stock exchange and on a pro rata basis, the controlling shareholder may purchase a higher percentage of shares, if permitted by the regulations of the stock exchange.
Title XV of the Chilean Securities Market Act sets forth the basis for determining what constitutes a controlling power, a direct holding and a related party.
Parties interested in taking control of a company must (i) notify the company of such intention in writing, and notify its controllers, the companies controlled by it, the CMF and the markets where its stocks are traded and (ii) publish a highlighted public notice in two newspapers of national circulation at least 10 business days prior to the date of commencement of the public tender offer.
Directors
As stated in article 9 of the Company’s By-laws, the Company has eight Directors. One of the directors must be “independent” as such term is defined in article 50 bis of the Chilean Corporations Act. Moreover, the possession of shares is not a condition necessary to become a director of the Company.
As stated in article 10 of the Company’s By-laws, the term of the directors is of three years and they can be reelected indefinitely; thus, there is no age limit for their retirement.
The Company’s By-laws, in articles 16 and 16 bis, essentially establish that the transactions in which a director has a material interest must comply with the provisions set forth in articles 136 and 146 to 149 of the Chilean Corporations Act and the applicable regulations of the Chilean Corporations Act.
The Board of Directors duties are remunerated, as stated in article 17 of the Company’s By-laws, and the amount of that compensation is fixed yearly by the Ordinary Shareholders’ Meeting. Therefore, directors can neither determine nor modify their compensation.
Directors cannot authorize Company loans on their behalf.
The Board of Directors must provide shareholders and the public with sufficient, reliable and timely information pertaining to the Company’s legal, economic and financial situation, as required by the Chilean Corporations Act or the CMF. The Board of Directors must adopt the appropriate measures in order to avoid the disclosure of such information to persons other than those persons who should possess such information as a result of their title, position or activity within the Company before such information is disclosed to shareholders and the public. The Board of Directors must treat business dealings and other information about the Company as confidential until such information is officially disclosed. No Director may take advantage of the knowledge about commercial opportunities that he has obtained through his position as Director.
Independent Directors and Directors Committee
According to Chilean law, the Company must appoint at least one Independent Director and a Directors’ Committee, due to the fact that (a) the Company has a market capitalization greater than or equal to UF 1,500,000 and (b) at least 12.5% of the Company’s shares with voting rights are held by shareholders who, on an individual basis, control or possess less than 10% of such shares.
Persons who have not been involved in any of the circumstances described in the Chilean Corporations Act at any time during the preceding 18 months are considered independent. Candidates for the position of Independent Director must be proposed by shareholders representing 1% or more of the Company’s shares, at least 10 days prior to the date of the shareholders’ meeting that has been called in order to elect the Directors. No less than two days prior to the respective shareholders’ meeting, the candidate must provide the Chief Executive Officer with a sworn statement indicating that he: (a) accepts his candidacy for the position of Independent Director; (b) does not meet any of the conditions that would prevent him from being the Independent Director; (c) is not related to the Company, the other companies of the group to which the Company belongs, the controller of the Company, or any of the Company’s officers in such a way that would deprive a sensible person of a reasonable degree of autonomy, interfere with his ability to perform his duties objectively and effectively, generate a potential conflict of interest, or interfere with his independent judgment; and (d) assumes the commitment to remain independent as long as he holds the position of Director.
The Directors’ Committee shall have the following powers and duties: (a) to examine the reports of the external auditors, the balance sheet and other financial statements presented by the Company’s managers or liquidators to its shareholders and issue an opinion about the same prior to their submission for the approval of the shareholders; (b) to propose to the Board of Directors the external auditors and risk rating agencies to be proposed to the shareholders at the respective shareholders’ meeting. In the event that an agreement cannot be reached, the Board of Directors shall formulate its own suggestion, and both options shall be submitted for shareholder consideration at such shareholders’ meeting; (c) to examine the information relating to operations referred to in articles 146 to 149 of the Chilean Corporations Act and to prepare a report about such operations. A copy of such report shall be sent to the Board of Directors, and such report must be read at the Board meeting called for the purpose of approving or rejecting the respective operation or operations; (d) to examine the remuneration system and compensation plans for the Company’s management, officers and employees; (e) to prepare an annual report on its activities, including its main recommendations to the shareholders; (f) to inform the Board of Directors about whether or not it is advisable to hire the external audit firm to provide non-audit services where the audit firm is not prohibited from providing such services because the nature of the same could pose a threat to the audit firm’s independence; and (g) any other issues indicated in the Company’s By-laws or authorized by a shareholders’ meeting or the Board of Directors.
The Directors’ Committee shall be comprised of three members, with at least one independent member. In the event that more than three Directors have the right to form part of the Committee, these same Directors shall unanimously determine who shall make up the Committee. In the event that an agreement cannot be reached, the Directors who were elected with a greater percentage of votes by shareholders controlling or possessing less than 10% of the Company’s shares shall be given priority. If there is only one Independent Director, this Director shall name the other members of the Committee among the other Directors who are not independent. Such other members of the Committee shall have all of the rights associated with such position. The members of the Committee shall be compensated for their role. The amount of their remuneration shall be set annually at the General Shareholders’ Meeting, and it may not be less than the remuneration set for the Company Directors, plus an additional 1/3 of that amount. The General Shareholders’ Meeting shall determine a budget for the expenses of the Committee and its advisors. Such budget may not be less than the sum of the annual remunerations of the Committee members. The Committee may need to hire professional advisory services in order to carry out its duties in accordance with the abovementioned budget. The proposals made by the Committee to the Board of Directors that are not accepted by the latter must be reported to the shareholders’ meeting prior to the vote by shareholders on the corresponding matter or matters. In addition to the responsibilities that are associated with the position of Director, the members of the Committee are jointly and severally liable for any damages they cause in performing their duties as such to the shareholders and to the Company.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
The Bank of New York Mellon acts as the depositary for the American Depositary Shares (the “Depositary”). The Bank of New York Mellon’s Depositary offices are located at 240 Greenwich Street, New York, New York 10286. American Depositary Shares are referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be evidenced by certificates that are known as “American Depositary Receipts” or “ADRs.” The Depositary appoints a custodian to safekeep the securities on deposit. The custodian is Itaú Corpbanca (the “Custodian”), located in Santiago, Chile.
We appointed The Bank of New York Mellon as Depositary pursuant to the Amended and Restated Deposit Agreement dated as of April 15, 2013 (the “Deposit Agreement”). A copy of the Deposit Agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s website (www.sec.gov). Please refer to Registration Statement Number 333-187744 when retrieving such copy.
The following is a summary of the material terms of the Deposit Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement and the form of ADR.
An owner of ADSs becomes a party to the Deposit Agreement and therefore will be bound to its terms. The Deposit Agreement specifies the Company’s rights and obligations, as well as the ADS holder’s rights and obligations and those of the Depositary. The Deposit Agreement is governed by New York law. However, the Company’s obligations to the holders of the Company’s Series B Shares will continue to be governed by the laws of Chile, which are different from New York law.
American Depositary Shares
ADSs are registered and delivered by the Depositary pursuant to the Deposit Agreement. Each ADS represents, as of the date hereof, one Series B Share deposited with the Custodian. An ADR may evidence any number of ADSs.
Deposit and Withdrawal of Deposited Securities
The Depositary will, upon deposit with the Custodian of the requisite number of Series B Shares and receipt of evidence satisfactory to it that the conditions to deposit described below have been met, and subject to the terms of the Deposit Agreement, the Depositary will deliver to or upon the order of the person or persons specified by the depositing shareholder, upon payment of the fees, charges and taxes provided in the Deposit Agreement, the number of ADSs issuable in respect of such deposit.
The Depositary will not be required to accept for deposit any Series B Shares unless it receives evidence satisfactory to the Depositary that the deposit has been authorized by the Central Bank of Chile and that the conditions for such authorization set forth in the Foreign Investment Contract (as defined below under “Foreign Currency Conversion — The Foreign Investment Contract”) among the Depositary, the Company and the Central Bank of Chile has been satisfied.
Every person depositing Series B Shares under the Deposit Agreement will be deemed to represent and warrant that the Series B Shares are validly issued, fully paid, non-assessable and free of any preemptive rights, that the certificates for the Series B Shares have been validly authorized and issued and that the deposit of the Series B Shares and resale of ADSs by that person are not restricted under the Securities Act.
Holders of ADSs are entitled to withdraw the deposited Series B Shares at any time, subject only to (i) temporary delays caused by closing transfer books of the Depositary or the Company or the deposit of Series B Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the deposited Series B Shares. Upon surrender of ADRs at the Corporate Trust Office of the Depositary and upon payment of the taxes, fees and charges provided in the Deposit Agreement and subject to the terms thereof, ADR holders are entitled to delivery, at the office of the Custodian in Santiago, Chile, of the deposited Series B Shares, any other property or documents of title at the time represented by the surrendered ADRs and a certificate of the

Custodian stating that the deposited Series B Shares, are being delivered to such ADR holder in exchange for the surrendered ADRs and that the Depositary waives in favor of the ADR holder the right of access to the Formal Exchange Market relating to such withdrawn Series B Shares. In the event the Depositary determines that there is a reasonable possibility that a fee, tax or other charge will become payable by or be assessed against the Depositary or the Custodian following the delivery, transfer or surrender of ADRs or withdrawal of Series B Shares, the Depositary may, in its discretion, as a condition to consummation of such transaction, require that the ADR holder provide the Depositary with an indemnity bond in such form and amount and with such surety as it may accept as reasonably sufficient to indemnify it against such potential liabilities.
The Depositary is not authorized, in its capacity as Depositary, to deliver Series B Shares by physical delivery, book entry or otherwise, or permit Series B Shares to be withdrawn from the deposit facility except upon the receipt and cancellation of ADRs.
Dividends and Other Distributions
Cash Dividends and Distributions
The Depositary will, as promptly as practicable, convert all cash dividends and other cash distributions received by the Depositary or the Custodian in respect of the deposited Series B Shares into U.S. dollars and, as promptly as practicable, distribute the amount thus received (net of any fees of the Depositary provided in the Deposit Agreement) to the holders of ADSs in proportion to the number of ADSs representing such Series B Shares held by each of them. The amount distributed also will be reduced by any amounts required to be withheld by the Company, the Depositary or the Custodian on account of taxes and the Depositary’s foreign currency conversion expenses. Conversion of such cash amounts from Chilean pesos to U.S. dollars is subject to the terms and conditions of the Deposit Agreement, Chilean law and the Foreign Investment Contract described below under “Foreign Currency Conversion — Foreign Investment Contract.”
Distributions of Series B Shares
If a distribution by the Company consists of a dividend in, or the free distribution of, Series B Shares, the Depositary may after consultation with the Company (or if the Company so requests will) distribute to the holders of outstanding ADSs, in proportion to the number of ADSs representing such Series B Shares held by each of them, additional ADSs for an aggregate number of ADSs representing the number of Series B Shares received as such dividend or free distribution. The Depositary may withhold delivery of ADSs if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act. If in the opinion of the Depositary any distribution of Series B Shares cannot be made proportionately among the holders of ADSs entitled thereto, or if for any other reason, the Depositary deems such distribution not to be feasible, it may adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of all or any portion of the Series B Shares received, and the distribution of the net proceeds of such sale (net of any fees of the Depositary provided in the Deposit Agreement) to the holders of ADSs entitled thereto as in the case of a distribution received in cash. If additional ADSs or such proceeds are not so distributed, each ADS will thereafter also represent the additional Series B Shares distributed in respect of the Series B Shares represented by such ADS prior to such dividend or free distribution or the net cash proceeds of any such sale.
Distributions of Rights
If the Company offers or causes to be offered to holders of Series B Shares any rights to subscribe for additional Series B Shares or any rights of any other nature, the Depositary will, after consultation with the Company, have discretion as to the procedure to be followed in making such rights available to holders of ADSs or in disposing of such rights on behalf of the holders of ADSs and making the net proceeds available to the holders of ADSs, or if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to the holders of ADSs or dispose of such rights and make the net proceeds available to such holders of ADSs, then the Depositary will allow the rights to lapse.

If the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain holders of ADSs but not to other holders of ADSs, the Depositary may, after consultation with the Company, distribute to any holder of ADSs to whom it determines the distribution to be lawful or feasible, in proportion to the number of ADSs held by such holder of ADSs, warrants or other instruments therefor in such other forms as it deems appropriate.
If the Depositary determines in its discretion that it is not lawful or feasible to make such rights available to all or certain holders of ADSs, it may after consultation with the Company, sell the rights, warrants or other instruments in proportion to the number of ADSs held by ADS holders to whom it has determined it may not lawfully or feasibly make such rights available and allocate the net proceeds of such sales (net of fees of the Depositary provided in the Deposit Agreement and all taxes and other governmental charges payable) for the account of the holders of ADSs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such holders of ADSs because of exchange restrictions, or the date of delivery of any ADR or ADRs, or otherwise.
The Depositary will not offer any right to subscribe for or to purchase any securities, to holders of ADSs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all holders of ADSs or are registered under the Securities Act. If a holder of ADSs requests the distribution of warrants or other instruments notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect such distribution unless it has received an opinion from counsel in the United States for the Company satisfactory to the Depositary that such distribution does not require registration under the Securities Act. In no event will the Company have any obligation to register such rights or any securities under the Securities Act, secure an exemption for such rights or any securities under the Securities Act or furnish the opinion described above.
Distributions Other than Cash, Series B Shares or Rights
If the Depositary receives any distribution other than a distribution of cash, Series B Shares or rights, the Depositary will after consultation with the Company distribute to the holders of outstanding ADSs, in proportion to the number of ADSs representing such Series B Shares held by them, the securities or other property received in any manner as the Depositary deems equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among the holders of ADSs entitled thereto, or if for any other reason, the Depositary deems such distribution not to be feasible, it may adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of all or any portion of the securities or other property received, and the net proceeds of such sale (net of any fees of the Depositary provided in the Deposit Agreement) will be distributed to the holders of ADSs entitled thereto as in the case of a distribution received in cash.
Record Dates
Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to Series B Shares or whenever the Depositary receives notice of any meeting of holders of Series B Shares or shareholders generally, the Depository will fix a record date, which will be the same record date as the record date for the Series B Shares, or as near thereto as practicable, for the determination of the holders of ADSs who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.
Voting of the Deposited Securities
As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of Series B Shares and any other securities or property represented by the ADSs evidenced by such holders’ ADRs (“Deposited Securities”), the Depository will mail to holders of ADSs a notice in English containing (a) such information as is contained in such notice of meeting or solicitation, (b) a statement that each holder of ADSs at the close of business on a specified record date will be entitled, subject to Chilean law and the provisions of the Company’s By-laws, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities, (c) a statement as to the Deposited Securities represented by such ADS holder’s ADSs and (d) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person or persons designated by the Company. Upon the written request of an ADS holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor insofar as practicable and permitted under Chilean law and the provisions of or governing the Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person or persons designated by the Company to vote) the Deposited Securities represented by such ADS holder’s ADSs in accordance with any instruction set forth in such request. If no instructions are received by the Depositary from an ADS holder with respect to any of the Deposited Securities represented by such ADS holder’s ADSs on or before the date established by the Depositary for such purpose, the Depositary will deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote such Deposited Securities represented by such ADS holder’s ADSs. The Depositary will not provide such discretionary proxy to vote on any matter as to which the Company informs the Depositary that (a) the Company does not wish such proxy to be given or (b) such matter materially and adversely affects the rights of holders of the Series B Shares. If any requirement of Chilean law, the Company’s By-laws or any securities exchange on which the Series B Shares, other Deposited Securities, ADRs or the ADSs evidenced thereby are listed, does not permit the Depositary to vote in accordance with the instructions received from the ADS holders or in accordance with a deemed discretionary proxy, the Depositary will not vote the Series B Shares or other Deposited Securities.
Changes Affecting Deposited Securities
Upon any change in nominal or par value, split-up, consolidation or other reclassification of Deposited Securities or upon a recapitalization, reorganization, merger, consolidation or sale of assets resulting in securities being received by the Depositary or the Custodian in exchange for, in conversion of or in respect of the Deposited Securities, the ADSs will thereafter represent any new securities received in exchange or conversion, unless new ADSs are issued. The Depositary may, after consultation with the Company, and will, at the Company’s request, in such circumstances deliver additional ADSs to ADS holders as in the case of a dividend in shares or call for the exchange of existing ADSs for new ADSs specifically describing the new Deposited Securities.
Inspection of Transfer Books
The Depositary will maintain at its transfer office in the Borough of Manhattan, the City of New York, facilities for the execution and delivery, registration of transfer, combination or split-up of ADSs and a register for the registration of ADSs and the registration of the transfer of ADSs that at reasonable times, will be open for inspection by the holders of ADSs and the Company, provided that such inspection will not be for the purpose of communication with holders of ADSs in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the ADSs.
Reports and Notices
The Company is subject to the periodic reporting requirements of the Exchange Act, and accordingly, files certain reports with the SEC. These reports and other information are available on the Commission’s website (www.sec.gov).
The Depositary will make available for inspection by ADS holders at the Corporate Trust Office of the Depositary any reports and communications, including any proxy soliciting material, received from the Company that are both (a) received by the Depositary, the Custodian or the nominee of either of them as the holder of Series B Shares and (b) made generally available to the holders of Series B Shares by the Company. The Depositary will also send to ADS holders copies of such reports when furnished by the Company as provided in the Deposit Agreement. Any such reports and communications, including any such proxy soliciting materials, furnished to the Depositary by the Company will be furnished in English to the extent such materials are required to be translated into English pursuant to the regulations of the Commission.

Amendment and Termination of the Deposit Agreement
The form of the ADSs and the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. Any amendment that imposes or increases any fees or charges (other than fees of the Depositary for the execution and delivery of ADSs and taxes and other governmental charges), or that otherwise prejudices any substantial existing right of ADS owners, will, not take effect as to outstanding ADSs until the expiration of three months after notice of such amendment has been given to the record holders of outstanding ADSs. Every holder of ADSs at the time such amendment so becomes effective, if such holder has been given such notice, will be deemed by continuing to hold such ADS to consent and agree to such amendment and to be bound by the Deposit Agreement or the ADS as amended thereby. In no event may any amendment impair the right of any ADS holder to surrender its ADS and receive therefor the Series B Shares and other property represented thereby, except in order to comply with mandatory provisions of applicable law.
Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement by giving notice of such termination to the holders of ADSs at least 90 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement at any time 90 days after the Depositary has delivered to the Company and the holders of ADSs its written resignation provided that a successor depositary has not been appointed and accepted its appointment before the end of such 90-day period. If any ADSs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue the collection of dividends and other distributions pertaining to the Series B Shares and any other property represented by such ADSs, the sale of rights as provided in the Deposit Agreement and the delivery of Series B Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange, for surrendered ADSs. At any time after the expiration of four months from the date of termination, the Depositary may sell the Series B Shares and any other property represented by such ADSs and hold uninvested, the net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs that have not theretofore been surrendered.
Charges of Depositary
The Depositary will charge the party to whom ADSs are issued (including issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding ADSs or Deposited Securities or a distribution of ADSs pursuant to the Deposit Agreement) and the party surrendering ADSs for delivery of deposited Series B Shares or other Deposited Securities, property and cash, a fee of up to US$5.00 for each 100 ADSs (or portion thereof) evidenced by the ADSs so issued or surrendered. The Depositary will also charge holders of ADSs a fee for, and will deduct such fee from, the distribution of proceeds from the sale of securities or rights pursuant to the Deposit Agreement in an amount equal to the fee that would have been charged as a result of the deposit by holders of securities or Series B Shares received in exercise of rights distributed to them had such rights nor been sold by the Depositary and the net proceeds therefrom distributed. The Company will pay all other charges of the Depositary and those of the registrar, if any, under the Deposit Agreement, as agreed from time to time between the Company and the Depositary, except for taxes and other government charges, any applicable share transfer and registration fees on deposits or withdrawals of Series B Shares, certain cable, telex and facsimile transmission charges and such expenses as are incurred by the Depositary in the conversion of foreign currency into U.S. dollars, which will be for the account of the holders of ADSs.
Foreign Currency Conversion
If the Depositary or the Custodian receives Chilean pesos or other foreign currency by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights distributed and in the judgment of the Depositary the foreign currency may be converted on a reasonable basis to U.S. dollars and transferred to the United States, the Depositary will, subject to the Foreign Investment Contract and Chilean law, as promptly as practicable, convert such foreign currency into U.S. dollars and distribute the converted amounts, as promptly as practicable, to the holders of ADSs entitled thereto or, if the Depositary has distributed any warrants and/or instruments which entitle the holders thereof to such U.S. dollar amounts, to the holders of such warrants and/or instruments upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among such holders of ADSs because of exchange restrictions, or the date of delivery of any ADS or ADSs, or otherwise and will be net of any expenses of the Depositary for the conversion of the foreign currency into U.S. dollars.
If the Depositary determines that in its judgment any foreign currency received by it cannot be converted into U.S. dollars on a reasonable basis and transferred to the United States, or if the Foreign Investment Contract ceases to be in effect or the rights of the Depositary thereunder are restricted or suspended, or any other approval or license of any government or agency required for such conversion is denied or in the Depositary’s opinion, not obtainable, or any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary will (i) convert the foreign currency into U.S. dollars, to the extent permitted, and transfer such U.S. dollars to the United States for distribution to ADS holders for whom the conversion and distribution is practicable, (ii) if requested in writing by an ADS holder, distribute such foreign currency to ADS holders for whom distribution is lawful or practicable, or (iii) hold such foreign currency uninvested and without liability for interest thereon, for the respective accounts of the ADS holders entitled to receive the same.
Foreign Investment Contract
The Company entered into a foreign investment contract (Convención Capítulo XXVI del Título I del Compendio de Normas de Cambios Internacionales or the “Foreign Investment Contract”) with the Central Bank of Chile and the Depositary, pursuant to Article 47 of the Central Bank Act and Chapter XXVI of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile (the “Compendium”). Chapter XXVI of the Compendium governs the issuances of ADSs by a Chilean company. Pursuant to the Foreign Investment Contract, the foreign exchange for payments and distributions with respect to ADSs could be purchased in either the Formal Exchange Market or the Informal Exchange Market, but such payments needed to be remitted through the Formal Exchange Market. Foreign investors who have purchased Series B Shares and deposited them in the ADS program under the Foreign Investment Contract have access to the Formal Exchange Market for the purpose of converting from Chilean pesos into U.S. dollars and repatriating the U.S. dollars from Chile, any amounts received with respect to deposited Series B Shares or Series B Shares withdrawn from deposit on surrender of the ADSs (including amounts received as cash dividends and proceeds from the sale in Chile of the underlying Series B Shares and any rights with respect thereto). As of April 19, 2001, Chapter XXVI of the Compendium was eliminated and new investments in ADSs are now governed by Chapter XIV of the Compendium. However, because the Foreign Investment Contract was entered into pursuant to Chapter XXVI of the Compendium before its elimination, the terms of Chapter XXVI continue to apply to foreign investors in the Company’s ADSs.
Limitations on Obligations and Liabilities
Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates will incur any liability to any ADS holder (i) if by reason of (A) any present or future law or regulation of the United States, Chile or any other country or of any stock exchange or governmental or regulatory authority (including the breach by the Central Bank of Chile of the Foreign Investment Contract), (B) any provision of the Foreign Investment Contract, or, in the case of the Depositary or its agents, any provision of the Company’s By-laws, (C) any provision of any securities issued or distributed by the Company or of the deposited Series B Shares, or any offering or distribution thereof, or (D) any act of God, war, terrorism, or any other circumstance beyond its control, the Depositary, the Company or any of their agents is prevented, delayed or forbidden from, or is subject to any civil or criminal penalty on account of, performing their obligations under the Deposit Agreement, the Foreign Investment Contract, the Company’s By-laws, or the deposited Series B Shares, (ii) for any non-performance or delay, caused as described above, in the performance of its obligations under the Deposit Agreement, (iii) for any exercise of or failure to exercise any discretion provided for under the Deposit Agreement, (iv) for the inability of any holder of ADSs to benefit from any distribution, offering, right or other benefit which is made available to the holders of Series B Shares, but is not, under the terms of the Deposit Agreement made available to the holders of ADSs or (v) for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement.

The obligations and liabilities of the Company and the Depositary and its agents under the Deposit Agreement are expressly limited to performing without negligence or bad faith their respective obligations specified therein.
Transfer, Combination or Split-Up of ADRs
The Depositary will act as ADR registrar or appoint a registrar or one or more co-registrars for registration of the ADRs evidencing ADSs in accordance with any requirements of the New York Stock Exchange or of any other stock exchange on which the ADSs may be listed or quoted.
The transfer of the ADRs is registrable on the books of the Depositary, provided, however, that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the execution and delivery, registration, registration of transfer, split-up or combination of any ADR or ADRs or the delivery of any distribution thereon or the withdrawal of any Series B Shares or any property represented by the ADRs, the Depositary or the Custodian may, and upon the instruction of the Company will, require from the holder or the presenter of the ADR or the depositor of the shares (a) payment of a sum sufficient to pay or reimburse the Depositary, the Custodian or the Company for any tax or other government charge and any stock transfer or registration fee or any charge of the Depositary upon delivery of the ADR or upon surrender of the ADR, as set forth in the Deposit Agreement, and (b) the production of proof satisfactory to the Depositary or Custodian of identity or genuineness of any signature and proof of citizenship, residence, exchange control approval, legal or beneficial ownership, compliance with all applicable laws and regulations, compliance with applicable conditions of the Foreign Investment Contract, compliance with all other applicable provisions of or governing the Series B Shares or any other Deposited Securities and the terms of the Deposit Agreement or other information as the Depositary may deem necessary or proper as the Company may require by written request to the Depositary or the Custodian. The delivery, registration, registration of transfer, split-up or combination of ADRs, or the deposit or withdrawal of shares or other property represented by ADRs, in particular instances or generally, may be suspended during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time.
Reporting Obligations of ADS Holders
Holders of ADSs are subject to certain provisions of the rules and regulations promulgated under the Exchange Act relating to the disclosure of interests in the Series B Shares. Any holder of ADSs who is or becomes directly or indirectly interested in 5% or such other percentage as may be prescribed by law or regulation) or more of the outstanding Series B Shares must within 10 days after becoming so interested and thereafter upon certain changes in such interests notify the Company and the SEC as required by such rules and regulations. In addition, holders of ADSs are subject to the reporting requirements contained in Articles 12 and 54 and Title XV of the Chilean Securities Market Act, which provision may apply when a holder beneficially owns an amount of ADSs that represents 10% or more of the total share capital of the Company or has the intention of taking control of the Company. See “Description of Share Capital” above.
Valuation of Underlying Shares for Chilean Law Purposes
For all purposes of valuation under Chilean law, the Deposit Agreement provides that the acquisition value of the Series B Shares delivered to any holder upon surrender of ADRs will be the highest reported sales price of the Series B Shares on the Santiago Stock Exchange for the day on which the transfer of the Series B Shares is recorded under the name of such holder. In the event that the Series B Shares are not traded on the Santiago Stock Exchange, the value will be deemed to be the highest reported sales price of the Series B Shares on the principal stock exchange or other organized securities market in Chile on which the Series B Shares are then traded. In the event that no sales price is reported on the day on which the transfer of the Series B Shares is recorded, the value will be deemed to be the highest reported sales price of the Series B Shares on the last day on which such sales price was reported. However, if 30 or more days have lapsed since the last sales price was reported, the sales price will be increased by the percentage increase over the corresponding period in the Chilean Consumer Price Index.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR SERIES B SHARES OR ADSS
We may issue rights to subscribe for Series B Shares or ADSs. These rights may or may not be transferable by the security holder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.
The terms of the rights to subscribe for Series B Shares or ADSs will be set forth in a prospectus supplement which, will describe, among other things:
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the exercise price;

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the aggregate number of rights to be issued;

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the number of Series B Shares or ADSs purchasable upon exercise of each right;

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the procedures for exercising the right;

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the date upon which the exercise of rights will commence;

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the expiration date;

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the extent to which the rights are transferable;

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the extent to which the rights may include an over-subscription privilege with respect to unsubscribed Series B Shares or ADSs;

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if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

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any other material terms of the rights.

PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus and any selling shareholder may sell rights to subscribe for Series B Shares or Series B Shares, including shares represented by ADSs, from time to time in one or more transactions, including without limitation:
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to or through underwriters, brokers or dealers;

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directly to purchasers or to a single purchaser;

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through agents; or

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through a combination of any of these methods.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:
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the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

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any delayed delivery arrangements;

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the public offering price or purchase price of the securities and the proceeds to us from the sale of the securities and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

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any securities exchanges on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling shareholder, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
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at a fixed price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices relating to such prevailing market prices; or

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at negotiated prices.

Offerings of our equity securities under this prospectus may also be made into an existing trading market for the securities in transactions at other than a fixed price, either:
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on or through the facilities of any national securities exchange or quotation service on which the securities may be listed, quoted or traded at the time of sale; or

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to or through a market maker otherwise than on the exchanges or quotation or trading services.

The at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as principal or agent for us, who may also be third-party sellers of securities as described above.
Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time. Underwriters, dealers or agents that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us or the selling shareholder and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents and describe their commissions, fees or discounts in the applicable prospectus supplement.

Any selling shareholder will act independently of us in making the decision with regards to the timing, manner and size of each sale of Series B Shares covered by this prospectus.
Sales through Underwriters or Dealers
Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in the applicable prospectus supplement in connection with any particular offering of securities.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, over-allotment and stabilizing transactions and purchases to cover positions created by short sales. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
We or the selling shareholder may sell some or all of the securities covered by this prospectus through:
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purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

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block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

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ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents
We or the selling shareholder may sell the securities directly. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly.
If indicated in an applicable prospectus supplement, we or the selling shareholder may sell the securities through agents from time to time, which agents may be affiliated with us or the selling shareholder. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or the selling stockholder pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment, unless otherwise specified in the applicable prospectus supplement.

Indemnification; Other Relationships
Agents, underwriters and other third parties described above may be entitled to indemnification by us or the selling shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling shareholder in the ordinary course of business.

LEGAL MATTERS
Certain matters of Chilean law, including the validity of the Series B Shares and rights to subscribe for Series B Shares, will be passed upon for us by Claro y Cía., Santiago, Chile. Certain matters of New York law will be passed upon for us by Winston & Strawn LLP, New York, New York.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers Consultores Auditores S.p.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES
We are an open stock corporation incorporated under the laws of Chile. Most of our directors and officers reside outside of the United States, principally in Chile. All or a substantial portion of the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.
No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the U.S. judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a U.S. court grants a final judgment, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:
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the existence of reciprocity;

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the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

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the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

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the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

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the Chilean courts’ determination that the U.S. courts had jurisdiction;

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that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

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that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of U.S. courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e., principles of due process and public policy). However, there is doubt:
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as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the U.S. federal securities laws; and

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as to the enforceability in Chilean courts of judgments of U.S. courts obtained in actions predicated solely upon the civil liability provisions of the U.S. federal securities laws.

In addition, foreign judgments cannot affect properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts. However, once the exequatur has been obtained, ADS holders will be entitled to request from a local court the enforcement of the foreign judgment on the assets and properties located in Chile.
We have appointed Pablo Hernández, the President of SQM North America Corp., as our authorized agent upon which service of process may be served in the United States in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the ADSs or the Deposit Agreement.
We have appointed Corporation Service Company as our authorized agent upon which service of process may be served in the United States in any action which may be instituted against us arising out of or based upon this prospectus.

Sociedad Química y Minera de Chile S.A.